Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and between

GANEDEN BIOTECH, INC.

(“Seller”)

SCHIFF NUTRITION GROUP, INC.

(“Purchaser”)

and with respect to Article 7 only

U.S. BANK NATIONAL ASSOCIATION

(“Escrow Agent”)

DATED AS OF June 1, 2011

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (collectively with the Exhibits, Disclosure Schedules and Schedules referred to herein, this “Agreement”) is made as of June 1, 2011, by and between Ganeden Biotech, Inc., a Delaware corporation (“Seller”), Schiff Nutrition Group, Inc., a Utah corporation (“Purchaser”) and with respect to Article 7 only, U.S. Bank National Association, a national banking association, as escrow agent (“Escrow Agent” and with Seller and Purchaser, each a “Party” and, together, the “Parties”).

WITNESSETH:

WHEREAS, Seller is engaged in, among other things, the conduct of the Business; and

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell and transfer to Purchaser, all of the Acquired Assets subject to the Assumed Liabilities (each as defined below), upon the terms and subject to the conditions set forth in this Agreement (the “Acquisition”).

WHEREAS, as a condition and an inducement to the Parties to enter into this Agreement, the Parties have concurrently herewith entered into the Intellectual Property License Agreement in the form attached hereto as Exhibit A, pursuant to which, among other things, Seller will grant Purchaser an exclusive license to Licensed Intellectual Property (as defined therein) (the “License Agreement”).

WHEREAS, as a condition and an inducement to Purchaser to enter into this Agreement, Andrew Lefkowitz, Sean Farmer and David Keller have concurrently herewith entered into, or executed, as the case may be a Non-Competition and Non-Solicitation Agreement with Purchaser, in the form attached hereto as Exhibit B (collectively, the “Non-Competition Agreements”), to be effective as of the Closing Date.

NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements, and conditions contained herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

Definitions

1.1 Certain Definitions.  In this Agreement and any Exhibit, Disclosure Schedules or Schedule hereto, the following capitalized terms have the following respective meanings:

“Accounting Principles” has the meaning set forth in Section 3.3(a).

“Acquired Assets” means all of the properties (tangible or intangible), rights, interests and other tangible and intangible assets of Seller (other than the Excluded Assets) existing at the Closing Date (wherever located and whether or not required to be reflected on a balance sheet) used (or held for use) exclusively in connection with the conduct of the Business. In addition, the Acquired Assets shall also include all of Seller’s right, title and interest in and to the following:

(a) the Inventory (except for Inventory sold in the Ordinary Course of Business from the date hereof through the Closing Date);

(b) the Receivables;

(c) the Tangible Personal Property listed on Schedule 1.1(a)(i) hereto;

(d) the Assigned Intellectual Property;

(e) all prepaid expenses (excluding any prepaid Taxes paid by Seller), refunds (excluding any refund in respect of Taxes paid by Seller) rebates, deferred changes, advances, deposits and similar amounts that relate primarily to the Business;

(f) the Assigned Books and Records;

(g) all guarantees, warranties, indemnities and similar rights in favor of Seller with respect to the Business;

(h) all rights, claims, credits, causes of action or rights of set-off and other similar rights against third parties to the extent relating to or arising from the Acquired Assets or the Assumed Liabilities, including unliquidated rights under manufacturers’ and vendors’ warranties;

(i) to the extent their transfer is permitted under applicable Law and subject to Section 4.4, all rights in, to and under the Transferred Contracts;

(j) to the extent their transfer is permitted under applicable Law and subject to Section 4.4, all Permits utilized by Seller and necessary for the conduct of the Business, including the Permits listed in Section 5.1(m)(ii) of the Disclosure Schedules; and

(k) the assets set forth on Schedule 1.1(a)(ii) hereto.

“Action” or “Actions” means any lawsuit, claim, litigation, audit, investigation, mediation, legal proceeding, administrative enforcement proceeding or arbitration proceeding by or before any Person.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with that Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person or group of Persons, means (a) possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person, whether through the ownership of voting securities or by contract or (b) direct or indirect beneficial ownership of at least fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign entity in a particular jurisdiction) of the voting stock or other ownership interest in such corporation or other entity.

“Agreement” has the meaning set forth in the preamble.

“Agent Indemnification Expenses” has the meaning set forth in Section 7.6(e)(vii).

“Agent Interpleader Expenses” has the meaning set forth in Section 7.6(e)(vi).

“Assigned Books and Records” means all Books and Records of Seller relating exclusively to the Business.

“Assigned Copyrights” shall mean all Copyrights owned by Seller or its Affiliates in or to the Assigned Books and Records and Assigned Know-How and those other registered copyrights listed on Schedule 1.1(b) hereto.

“Assigned Domain Names” means those Domain Names owned or registered by Seller or its Affiliates used (or that have been used) primarily in connection with the conduct of the Business or otherwise primarily relating to the Business,  including, without limitation, www.digestiveadvantage.com, www.sustenex.com and www.digestiveadvantagestore.com and those listed on Schedule 1.1(c) hereto.

“Assigned Intellectual Property” means individually and collectively, the Assigned Trademarks, the Assigned Copyrights, the Assigned Know-How and the Assigned Domain Names.

“Assigned Know-How” means any Know-How owned by Seller or its Affiliates used (or that have been used) exclusively in connection with the conduct of the Business or otherwise exclusively relating to the Business including, without limitation, Know-How associated with Seller’s manufacture of Seller’s Digestive Advantage™ and Sustenex™ products and co-branded products, and those biological materials and other tangible assets embodying Know-How listed on Schedule 1.1(d) hereto.

“Assigned Trademarks” means all Trademarks owned by Seller or its Affiliates used (or that have been used) primarily in connection with the conduct of the Business or otherwise primarily relating to the Business, including without limitation, Trademarks related to Seller’s Digestive Advantage™ and Sustenex™ products, and those other registered trademarks as listed on Schedule 1.1(e) hereto.

“Assumed Liabilities” means the following:

(a) Subject to Section 4.4, Liabilities for periods from and after the Closing Date under the Transferred Contracts (excluding any Liabilities arising from Seller’s, its Affiliate’s or any of their predecessors-in-interest’s breach of any Transferred Contract prior to the Closing Date); and

(b) trade account payables (including, for the avoidance of doubt, accrued expenses which would constitute trade payables but do not solely because no invoice has been received with respect to such expenses) relating to or in connection with the Business to the extent included in the Closing Balance Sheet;

(c) amounts reflected as liabilities on the Closing Balance Sheet for customer discounts required to be deducted from Receivables included in the Closing Balance Sheet; and

(d) amounts reflected as liabilities on the Closing Balance Sheet for payments due to customers of the Business with respect to Receivables included in the Closing Balance Sheet, in each case, for promotional, cooperative advertising, trade discounts, shortages, returns and similar matters.

“Assumption Agreement” means the Assignment and Assumption Agreement between Seller and Purchaser substantially in the form attached hereto as Exhibit C.

“Auditor” has the meaning set forth in Section 3.3(d).

“Baseline Sales” has the meaning set forth in Section 6.2.

“Basket Amount” has the meaning set forth in Section 7.4(b).

“Bill of Sale” means the bill of sale in the form of Exhibit D hereto.

“Books and Records” means all books, files, papers, correspondence, databases, electronic files, documents and records in Seller’s possession or control, in whatever medium, and whether original or copy, including:  all advertising materials, training materials, product data, price lists, mailing lists, sales materials, marketing information, promotion and marketing materials, artwork for the production of packaging components, sales order files, distributor files, product files, purchase order files, customer lists, supplier lists, business files; all records with respect to supply sources; all pre-clinical, clinical, research and process development data, results and reports relating to products or of any materials used in the research, development, manufacture, marketing, sale or other commercialization of products, (including, without limitation, all raw data, compilations and reports, all case report forms; all market research data, market intelligence reports, statistical programs used for marketing, sales, research or development; sales forecasting models, medical education materials, web site content and advertising and display materials; manufacturing records, sampling records (including retained samples), standard operating procedures and batch records, related to manufacturing processes; all laboratory notebooks relating to products or relating to their biological, physiological, mechanical or other properties or compositions; all adverse experience reports and files related thereto (including source documentation) and all periodic adverse experience reports and all data contained in electronic databases relating to periodic adverse experience reports; all analytical and quality control data; and all correspondence, minutes or other communications with any Governmental or Regulatory Authority).

“Business” means the business and activities of Seller and its Affiliates related to the research, development, manufacture, distribution, marketing, sale, promotion, and commercialization of Products for the Field of Use or the exploitation of assets related thereto (such as properties (tangible or intangible), rights, interests and other tangible and intangible assets of Seller).

“Business Day” means a day other than a Saturday, Sunday or national holiday on which commercial banks in the State of Delaware are open for the transaction of commercial banking business.

“Business Employees” has the meaning set forth in Section 5.1(o)(i).

“Business Property” has the meaning set forth in the definition of Seller Retained Environmental Liabilities.

“Cap” has the meaning set forth in Section 7.4(a).

“Claim” has the meaning set forth in Section 7.2(a).

“Claim Notice” has the meaning set forth in Section 7.2(a).

“Closing” means the consummation of the transactions contemplated by this Agreement.

“Closing Balance Sheet” means an unaudited balance sheet of the Business as of the Closing Date prepared by Seller pursuant to Section 3.3(a) hereof and in accordance with the Accounting Principles.

“Closing Date” has the meaning set forth in Section 4.1.

“COBRA” means, collectively, Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or applicable law.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated as of December 2, 2010, between the Seller and Purchaser.

“Conflict” has the meaning set forth in Section 5.1(c).

“Consents” has the meaning set forth in Section 6.8.

“Contract” means any written or oral contract, agreement or instrument, including, without limitation, supply contracts, licenses, purchase orders, sale orders, bids, understandings or commitments, customer agreements, subcontracts, leases of personal property, notes, guarantees, pledges or conditional sales agreements to which the Person referred to is a party or by which any of its assets may be bound.

“Controlled Group” has the meaning set forth in Section 5.1(i).

“Copyrights” has the meaning set forth in Paragraph (d) of the definition of Intellectual Property.

“Damages” means all damages, losses, injuries, penalties, fines, forfeitures, assessments, claims, suits, proceedings, investigations, actions, demands, causes of action, judgments, awards, Taxes, charges, costs and expenses of any nature (including court costs, reasonable legal, accountants’, consultants’ and experts’ fees, charges, Liabilities and other costs and expenses incident to any proceedings or investigation or the defense of any claim (whether or not litigation has commenced)), but specifically excluding punitive damages (except in the form of reimbursement for punitive damages owed to a third party).

“Disclosure Schedules” has the meaning set forth in Section 5.1.

“Domain Names” has the meaning set forth in Paragraph (c) of the definition of Intellectual Property.

“Employee Benefit Plan” has the meaning set forth in Section 5.1(i).

“Employee Liabilities” means any and all Liabilities, whenever or however arising, including all costs and expenses relating thereto arising under Contract, Law, Permit, or Action before any Governmental or Regulatory Authority, Order or any award of any arbitrator of any kind relating to any Employee Benefit Plan, employment agreement or otherwise relating to an employee and his or her service or employment with Seller or any member of the Controlled Group.

“Environmental Laws” has the meaning set forth in Section 5.1(h).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Escrow Agent” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Escrow Amount” shall mean an amount equal to $2,000,000.

“Escrow Fund” has the meaning set forth in Section 7.6(b).

“Escrow Release Time” has the meaning set forth in Section 7.3.

“Estimated Working Capital” has the meaning set forth in Section 3.3(a).

“Excess Consideration” has the meaning set forth in Section 3.3(e)(i).

“Excluded Assets” means all of Seller’s right, title and interest in and to the following:

(i) all cash, rights in bank accounts, certificates of deposit, bank deposits, cash equivalents, investment securities and checks or other payments received by Seller (including received in lock boxes) by the Closing Date;

(ii) originals of all of Seller’s tax returns and records (provided that Purchaser shall be entitled to copies thereof, excluding Income Tax Returns, for open Tax years to the extent relevant to the Business or Acquired Assets), any rights to tax refunds or credits with respect to Taxes paid by Seller and any tax deposits or prepayments made by Seller, whether or not used or related to the Business;

(iii) all Employee Benefit Plans and all assets and rights relating to Employee Benefit Plans and similar arrangements and agreements of Seller;

(iv) Seller’s rights under this Agreement and the Related Agreements;

(v) Seller’s rights under any Contract that is not a Transferred Contract;

(vi) the Excluded Books and Records;

(vii) all interests in real property;

(viii) the Licensed Intellectual Property (which, for the avoidance of doubt, is being licensed to Purchaser pursuant to the License Agreement, and not assigned hereunder); and

(ix) all of Seller’s insurance policies and contracts and all rights thereunder (including, but not limited to, the right to make claims thereunder and to the proceeds thereof).

“Excluded Books and Records” means all Books and Records of the Seller other than Assigned Books and Records and Shared Books and Records.

“Excluded Business” means the business and activities of Seller other than the Business.

“Excluded Liabilities” means all Liabilities of Seller and its Affiliates (other than Assumed Liabilities) including, but not limited to:

(i) all Liabilities of Seller or any Affiliate of Seller for borrowed money and guaranties of Seller or any Affiliate of Seller of indebtedness or obligations of any Person;

(ii) all Liabilities of Seller or any Affiliate of Seller for Taxes, including income Taxes for any Tax period or portion thereof, and all Taxes relating or attributable to the Business or Acquired Assets for any Tax period or portion thereof ending on or prior to the Closing Date;

(iii) all Liabilities arising from any Action with any Governmental or Regulatory Authority involving Seller, the Business or any Affiliate of Seller, whether arising prior to or pending on the Closing Date, and all Liabilities arising from any Action whether instituted or threatened prior to or after the Closing, arising out of the conduct of the Business prior to and including the Closing Date;

(iv) all Liabilities related to real property and leases thereof;

(v) all Liabilities of Seller or any Affiliate of Seller to be retained by Seller or its Affiliate pursuant to the License Agreement, or the Transition Services Agreement;

(vi) all Seller Retained Environmental Liabilities;

(vii) all Employee Liabilities;

(viii) all Liabilities related to the Excluded Assets, including any Liabilities arising under any Contract that is not a Transferred Contract; and

(ix) all Liabilities related to the conduct of the Business, including without limitation the marketing and promotion of any products incorporating Probiotics, prior to the Closing Date.

“Excluded Strain” means that single bioacid resistant strain of Bacillus coagulans (but not Bacillus coagulans GBI-30, 6086) being manufactured on behalf of Seller by Jeneil Biotech, Inc. as of the date hereof and to be investigated by The Cleveland Clinic pursuant to the Cleveland Clinic Research Agreement.

“Field of Use” means, with respect to a particular Product, such Product intended, labeled, sold or offered for sale for use as a dietary supplement (as defined in the U.S. Dietary Supplement Health and Education Act of 1994) for human consumption or human use over-the-counter without a prescription (“OTC”) or otherwise in the vitamins, minerals and supplements (“VMS”) market (including foods or beverages marketed as supplements).  For clarity, without limitation, the Field of Use excludes (i) uses as foods or beverages for human consumption not marketed as a supplement (including such products marketed under the “enliven” brand), (ii) uses as food or supplements for livestock or companion animal consumption, (iii) vaginal applications, diapers or other bio-degradable products, (iv) applications that require a prescription (including Probiotic-antibiotic hybrids), (v) applications that do not involve the delivery of a living or dormant population of Probiotic (including topical applications of any supernatant or other byproduct of the production of microorganisms) and (vi) use of the Excluded Strain (A) solely for prescription pharmaceutical products to treat cardiovascular disease on or before the fifth (5th) anniversary of the Closing Date and (B) after the fifth (5th) anniversary of the Closing Date, solely for cardiovascular applications.

“Final Allocation” has the meaning set forth in Section 3.4.

“Final Statement” has the meaning set forth in Section 3.3(b).

“Final Working Capital” has the meaning set forth in Section 3.3(d).

“Financial Statements” has the meaning set forth in Section 5.1(e).

“Fundamental Representations” has the meaning set forth in Section 7.3.

“GAAP” means general accepted accounting principles in the United States.

“General Assignment” means the General Assignment substantially in the form attached hereto as Exhibit E.

“Governmental or Regulatory Authority” means any U.S. or non-U.S. federal, state, local or other governmental, administrative or regulatory (including self-regulatory) authority, body, agency, court, tribunal or similar entity, including any taxing authority, including any work council or similar labor entity or any instrumentality of any of the foregoing, including, without limitation, the Food and Drug Administration, the Federal Trade Commission and the Environmental Protection Agency.

“Hazardous Material” has the meaning set forth in Section 5.1(h).

“Hazardous Materials Activities” has the meaning set forth in Section 5.1(h).

“Income Tax” means any tax based on, or measured by reference to, income (and franchise taxes in lieu thereof) whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall also include any interest, penalties or additions to tax in respect to any Income Tax.

“Income Tax Returns” means all tax returns, statements, reports, forms, claims for refund, amendments or schedules relating to Income Taxes.

“Indebtedness” means the following obligations of Seller (whether or not then due and payable and whether or not related to the Business), to the extent they are obligations of Seller or guaranteed by Seller, including through the grant of a security interest upon any assets of Seller: (a) all outstanding indebtedness for borrowed money owed to third parties, (b) all obligations evidenced by notes, bonds, debentures or other similar instruments (whether or not convertible) or arising under indentures, (c) all obligations as lessee that would be required to be capitalized in accordance with GAAP and (d) all obligations in connection with any letter of credit, banker’s acceptance, guarantee, surety, performance or appeal bond, or similar credit transaction.

“Indemnified Party” has the meaning set forth in Section 7.2(a).

“Indemnifying Party” has the meaning set forth in Section 7.2(a).

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world, by whatever name or term known or designated, tangible or intangible, presently or hereafter existing, whether arising by operation of Law, Contract or otherwise:

(a) patented and unpatented inventions (including, inventions in patent applications for which claims have been filed, inventions in patent applications for which no claims have been filed, and inventions for which no patent has been filed; whether patentable or unpatentable and whether or not reduced to practice) and Patents;

(b) trademarks, trade names, corporate names, service marks, brand names, logos, trade dress, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated with the foregoing as well as all applications, registrations and renewals in connection therewith (collectively “Trademarks”);

(c) internet domain names and uniform resource locators (URLs) together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated with the foregoing as well as all applications, registrations and renewals in connection therewith (collectively “Domain Names”);

(d) all works of authorship, mask works and other copyrightable works, all copyrights, mask work rights and moral rights, and all applications, registrations and renewals in connection therewith (collectively “Copyrights”);

(e) all rights of publicity;

(f) all trade secrets and other rights in confidential or proprietary information (including ideas, research and development, recipes, know-how, formulae, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals), technologies, processes, formulae, algorithms, industrial models, architectures, layouts, look-and-feel, designs, specifications, methodologies, software or software applications (including source code, object code, other executable code, scripts, interfaces, data, databases, websites, firmware and related documentation) (collectively, “Trade Secrets”);

(g) any and all technical or business information, know-how, processes, procedures, compositions, devices, methods, formulas, protocols, techniques, software, designs, drawings, data, or other information related to the research, manufacture, preparation, development or commercialization of a product or technology, whether or not embodied in any documentation or other tangible materials (collectively “Know-How”).  If Know-How is embodied in tangible materials, including biological materials, chemical compounds or the like, such tangible materials shall be deemed included within the Know-How;

(h) any improvements to any of the foregoing; and

(i) in each case under any of the subsections (a) through (h) above, including all rights (i) to file for and prosecute applications for the same and (ii) with respect to causes of action and enforcement thereof including rights to pursue damages, injunctive relief of other remedies with respect thereto.

For purposes of this Agreement, the term “Patents” shall mean United States and non-U.S. patents (utility or design or plant or industrial property, as applicable), provisional patent applications, non-provisional patent applications (including, utility patent applications, design patent applications, and plant patent applications), continuation applications, continuation-in-part applications, divisional applications, PCT applications, any such patents resulting from reissue, reexamination, revision, renewal or extension (including any supplementary protection certificate) of any patent, patent disclosures, substitute applications, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

“Intellectual Property Assignment” shall mean the document evidencing the assignment to Purchaser of all rights in the Assigned Intellectual Property substantially in the form attached hereto as Exhibit F.

“Inventory” means all inventory relating to the Business owned by Seller as of the Closing Date, including all inventories of raw and pack materials, work-in-process, finished goods, warehoused stock, supplies and packaging materials that relate primarily to the Business; for illustrative purposes, a schedule of the Inventory as of May 31, 2011 is attached hereto as Schedule 1.1(g).

“Know-How” has the meaning set forth in Paragraph (g) of the definition of Intellectual Property.

“Knowledge” means, (a) in the case of Seller, the actual knowledge of Andrew Lefkowitz, Karl Freund, John Huff, Sean Farmer, Victor Peroni, Michael Bush, and David Keller (the “Specified Employees”); provided, however, such individuals shall have made due and diligent inquiry of all relevant employees, consultants and advisors of Seller, including those employees, consultants and advisors of Seller who report directly to such persons or who otherwise have management or operational responsibility for the matter in question, who the Specified Employees should reasonably believe would have actual knowledge of the matters represented, or (b) in the case of Purchaser, the actual knowledge of any senior executive officer of Purchaser.

“Laws” means any non-U.S. or U.S. federal, state or local law, statute, rule, regulation, administrative ruling, ordinance, Order or process (including any zoning or land use law, building code, environmental law, securities, stock exchange, blue sky, civil rights, employment, labor or occupational health and safety law or regulation or any law, order, rule or regulation applicable to federal contractors or of any Governmental or Regulatory Authority), including, without limitation, regulations promulgated by the Food and Drug Administration, the Federal Trade Commission and the Environmental Protection Agency.

“Liability” or “Liabilities” means, with respect to any person, any liability or obligation of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), including but not limited to accounts payable, royalties payable, and other reserves and all other liabilities and obligations of such Person or any of its subsidiaries or Affiliates, regardless of whether such liabilities or obligations are required to be reflected on a balance sheet in accordance with GAAP.

“License Agreement” means the Intellectual Property License Agreement between Purchaser and Seller substantially in the form attached hereto as Exhibit A.

“Licensed-In Intellectual Property” means all licenses, sublicenses or other Contracts (whether royalty-bearing or non-royalty-bearing) granting a license, sublicense or other right (whether perfected or inchoate) to Transferred Intellectual Property or a right (whether perfected or inchoate) to sell, market or otherwise commercialize one or more Products to Seller from a Person, as identified in Section 5.1(n) of the Disclosure Schedules, other than licenses for shrink wrap and mass-marketed software.

“Licensed-Out Intellectual Property” means all licenses, sublicenses or other Contracts (whether royalty-bearing or non-royalty-bearing) granting a license, sublicense or other right (whether perfected or inchoate) to Transferred Intellectual Property or a right (whether perfected or inchoate) to sell, market or otherwise commercialize one or more Products from Seller to a Person, as identified in Section 5.1(n) of the Disclosure Schedules.  As used in this Agreement, “Licensed-Out Intellectual Property” shall (i) include any Contract with a distributor of a Product who has responsibility for marketing and promotion of such Product within its distribution territory and (ii) not include Contracts with a wholesaler or reseller of a Product who is not responsible for marketing and promotion of such Product.

“Licensed Intellectual Property” shall have the meaning provided in the License Agreement, including, without limitation, Licensed Know-How, Licensed Patents and Licensed Trademarks (each capitalized term as defined under the License Agreement).

“Licensed Patents” shall have the meaning given thereto in the License Agreement.

“Lien” means any lien, statutory lien, pledge, mortgage, security interest, charge, claim, encumbrance, restriction on use or transfer, easement, right of way, covenant, restriction, right, option, conditional sale or other title retention agreement of any kind or nature.

“made available” means that Seller has posted that material in question, on or before the fifth (5th) Business Day prior to the date of this Agreement, to the virtual data room managed by Seller.

M&A Qualified Beneficiaries has the meaning set forth in Section 8.1.

“Material Adverse Effect” means any change, event, development or effect that, individually or in the aggregate, (a) has had, or would reasonably be likely to have, a material adverse effect on the Acquired Assets, Assumed Liabilities, business or results of operations or condition (financial or otherwise) of the Business, considered as a whole, or (b) has, or would reasonably be likely to, materially impair or delay the ability to consummate the transactions contemplated by this Agreement, other than, in each case, any change, event, development or effect that results from or is related to (i) any change in general economic conditions or the financial, banking, currency or capital markets in general; (ii) factors generally affecting the industry which the Business operates; (iii) changes GAAP or other applicable accounting standards or the interpretations thereof; (iv) the announcement or pendency of this Agreement; provided, however, that the effects resulting from any of the events set forth in clauses (i) through (iii) shall not be deemed to constitute a Material Adverse Effect unless and only to the extent such effects have a disproportionate or unique impact on the Business, the Acquired Assets or the Assumed Liabilities.

“Material Contracts” has the meaning set forth in Section 5.1(j).

“Modified Contracts” has the meaning set forth in Section 4.2(a)(xii).

“Non-Assignable Asset” has the meaning set forth in Section 4.4.

“Non-Competition Area” means anywhere in the world.

“Non-Competition Period” has the meaning set forth in Section 9.1(a).

“Non-Terminated Contract” has the meaning set forth in Section 4.5.

“Non-Transferred Contracts” means the Material Contracts other than the Transferred Contracts that are retained or terminated by Seller pursuant to the terms of this Agreement.

“Notice of Disagreement” has the meaning set forth in Section 3.3(c).

“Objection Deadline” has the meaning set forth in Section 7.5(a).

“Objection Notice” has the meaning set forth in Section 7.5(a).

“Order” means and includes any writ, law, rule, regulation, judgment, executive order or decree, injunction, ruling or other order, whether temporary, preliminary or permanent enacted, issued, promulgated, enforced or entered by any Governmental or Regulatory Authority.

“Ordinary Course of Business” means the ordinary course of business consistent with Seller’s past custom and practice.

“Organizational Document” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) operating agreement, limited liability company agreement, or similar document governing a limited liability company; (c) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (d) any amendment to any of the foregoing.

“OTC” has the meaning set forth in the definition of the Field of Use.

“Party(ies)” has the meaning set forth in the preamble.

“Patents” has the meaning set forth the definition of Intellectual Property.

“Payable Claim” has the meaning set forth in Section 7.5(e).

“Permits” means any license, permit, registration, listing, approval, qualification, letter, authorization, certificate of authority, qualification or similar document or authority issued or granted by any Governmental or Regulatory Authority or pursuant to any Law.

“Permitted Liens” means (a) Liens for Taxes, assessments and other charges of Governmental or Regulatory Authorities not yet due and payable, and (b) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the Ordinary Course of Business or by operation of Law if the underlying obligations are not delinquent.

“Permitted Transactions” has the meaning set forth in Section 6.1.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability partnership, limited liability company, proprietorship, other business organization, trust, government, Governmental or Regulatory Authority, court or arbitrator, or any other entity whatsoever, including any business unit of such Person.

“Post-Closing Wind-Down Period” has the meaning set forth in Section 4.5.

“Pre-Closing Hazardous Materials Activities” has the meaning set forth in the definition of Seller Retained Environmental Liabilities.

“Pre-Closing Wind-Down Period” has the meaning set forth in Section 6.2.

“Pre-Existing Contamination” has the meaning set forth in the definition of Seller Retained Environmental Liabilities.

“Preliminary Statement” has the meaning set forth in Section 3.3(a).

“Private Resolution Period” has the meaning set forth in Section 3.3(d).

“Probiotics” means any and all strains of bacteria or bacterial spores, including, without limitation, Bacillus coagulans, the delivery (through any means or modality) of a living or dormant population of which is intended to confer a health benefit to, or otherwise used or administered in connection with the prophylaxis, cure, reduction, mitigation, prevention, slowing or halting the progress of, or management of a disease or health condition which Ganeden or any of its Affiliates has or has had, whether direct, indirect or beneficial, at any time in the past, present or future, any physical or other possession or control over or has any Intellectual Property right or other right with respect to (whether by ownership, license or other authorization), including any right to access, use or otherwise exploit the same, whether for commercial or other purposes.  For clarity, Probiotics includes but is not limited to the strain of live Bacillus coagulans marketed as Ganeden BC30 or otherwise known as Bacillus coagulans GBI-30, 6086.

“Product” shall mean any and all bulk and finished preparations (including any and all formulations, forms and dosage strengths) of a Probiotic or a product containing a Probiotic as one of or its main active ingredient.

“Property Taxes” has the meaning set forth in Section 2.5(a).

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Deliverables” has the meaning set forth in Section 4.2(b).

“Purchaser Indemnified Parties” has the meaning set forth in Section 7.1(a).

“Receivables” means (a) all trade accounts receivable and other rights to payment from customers of the Seller generated in the conduct of the Business, including all trade accounts receivable, in each case, representing amounts receivable in respect of products sold to customers of Seller prior to the Closing, (b) all other accounts or notes receivable of Seller relating to the period prior to the Closing generated in the conduct of the Business, (c) any claim, remedy or other right to the extent related to any of the foregoing, including but not limited to those trade accounts receivable and other rights to payment listed on Schedule 1.1(h) hereto.

“Related Agreements” means the Assumption Agreement, the General Assignment, the License Agreement, the Transition Services Agreement and the Intellectual Property Assignment and any agreement, document or instrument entered into or delivered in connection with this Agreement and the transaction contemplated hereby.

“Requisite Stockholder Approval” means approval from stockholders representing a majority of the outstanding shares of capital stock of Seller.

“Resolved Claims” has the meaning set forth in Section 7.5(d).

“Royalty Payments Offset Amount” shall mean an amount equal to $2,000,000.

“Seller” has the meaning set forth in the preamble.

“Seller Deliverables” has the meaning set forth in Section 4.2(a).

“Seller Indemnified Parties” has the meaning set forth in Section 7.1(b).

“Seller Retained Environmental Liabilities” shall mean any liability, obligation, judgment, penalty, fine, cost or expense, of any kind or nature, or the duty to indemnify, defend or reimburse any Person with respect to: (i) the presence on or before the Closing Date of any Hazardous Materials in the soil, groundwater, surface water, air or building materials of any Business Property (“Pre-Existing Contamination”); (ii) the migration at any time prior to or after the Closing Date of Pre-Existing Contamination to any other real property, or the soil, groundwater, surface water, air or building materials thereof; (iii) any Hazardous Materials Activity conducted on any Business Facility prior to the Closing Date or otherwise occurring prior to the Closing Date in connection with or to benefit the Business (“Pre-Closing Hazardous Materials Activities”); (iv) the exposure of any person to Pre-Existing Contamination or to Hazardous Materials in the course of or as a consequence of any Pre-Closing Hazardous Materials Activities, without regard to whether any health effect of the exposure has been manifested as of the Closing Date; (v) the violation of any Environmental Laws by the Seller, its agents, employees, predecessors in interest, contractors, invitees or licensees prior to the Closing Date in connection with the Business or in connection with any Pre-Closing Hazardous Materials Activities prior to the Closing Date; (vi) any actions or proceedings brought or threatened by any third party with respect to any of the foregoing; and (vii) any of the foregoing to the extent they continue after the Closing Date. For the purposes of this Agreement, “Business Property” shall mean any real property currently or previously owned, occupied, leased, or operated by Seller in connection with the Business.”

“Selling Group” has the meaning set forth in Section 8.1.

“Settled Claims” has the meaning set forth in Section 7.5(c).

“Shared Books and Records” means all Books and Records of Seller that relate to the Business and are not Assigned Books and Records.

“Shortfall Consideration” has the meaning set forth in Section 3.3(e)(ii).

“Specified Employees” has the meaning set forth in the definition of Knowledge.

“Survival Date” has the meaning set forth in Section 7.3.

“Tangible Personal Property” means all furniture, fixtures, equipment, computer hardware, office equipment and apparatuses, tools, machinery and supplies and other tangible property of every kind owned or leased by Seller or its Affiliates relating to the Business (wherever located and whether or not carried on the books and records), together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Target Working Capital” shall equal $4,010,000.

“Third Party Action” has the meaning set forth in Section 7.2(b).

“Tax” or, collectively, “Taxes” means (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other similar charges, withholdings, duties, impositions, installments and Liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, capital and value added, goods and services, ad valorem, transfer (including real estate transfer), franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any Liability for the payment of any amounts of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any Liability or taxes of a predecessor or transferor or otherwise by operation of Law.

“Tax Return” means all U.S. federal, state, local, provincial and non U.S. returns, declarations, claims for refunds, forms, statements, reports, schedules, information returns or similar statements or documents and any amendments thereof (including any related or supporting information or schedule attached thereto) filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection of any Tax.

“Trade Secrets” has the meaning set forth in Paragraph (f) of the definition of Intellectual Property.

“Trademarks” has the meaning set forth in Paragraph (b) of the definition of Intellectual Property.

“Transfer Taxes” means all transfer, sales, use, value added, goods and services, excise, reporting, recording, filing, documentary, stamp, conveyance and other similar fees, Taxes and charges arising out of or in connection with the transfer of the Acquired Assets effected pursuant to this Agreement.

“Transferred Contracts” means the Material Contracts assigned from Seller to Purchaser pursuant to this Agreement and identified on Schedule 1.1(i) hereto.

“Transferred Intellectual Property” means individually and collectively, Licensed Intellectual Property and Assigned Intellectual Property.

“Transition Services Agreement” means the Transition Services Agreement between Seller and Purchaser in the form attached as Exhibit G.

“Undisclosed Asset” has the meaning set forth in Section 6.7(a).

“Unmodified Contracts” has the meaning set forth in Section 4.6.

“Unobjected Claim” has the meaning set forth in Section 7.5(b).

“Unresolved Claim” has the meaning set forth in Section 7.5(e).

“VMS” has the meaning set forth in the definition of the Field of Use.

“Working Capital” shall mean an amount calculated as follows:  the excess of (i) the total of Seller’s current assets related to the Business and which are Acquired Assets as of the Closing Date over (ii) the total of Seller’s current liabilities related to the Business and which are Assumed Liabilities as of the Closing Date calculated in accordance with the Accounting Principles using the line items set forth on Schedule 3.3(a) hereto.

“Working Capital Deficit” has the meaning set forth in Section 3.3(a).

“Working Capital Determination Date” has the meaning set forth in Section 3.3(d).

“Working Capital Surplus” has the meaning set forth in Section 3.3(a).

ARTICLE 2

Purchase and Sale and Assumption

2.1 Purchase and Sale of Acquired Assets.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller will sell, transfer, convey, assign, deliver and set over to Purchaser, and Purchaser will purchase and accept, all of the right, title, benefit and interest of Seller in, to and under the Acquired Assets, free and clear of all Liens, and Seller will grant to Purchaser, and Purchaser will accept, the rights and licenses under the Licensed Intellectual Property on the terms and conditions set forth in the License Agreement.  At the Closing, the sale, transfer, conveyance, assignment and delivery of the Acquired Assets will be effected pursuant to the General Assignment and Intellectual Property Assignment and the grant of rights and licenses under the Licensed Intellectual Property will be effected pursuant to the License Agreement.  Notwithstanding anything to the contrary contained in this Agreement, the transfer of the Acquired Assets will not include the assumption of any Liability related to the Acquired Assets unless Purchaser expressly assumes that Liability pursuant to Section 2.3 of this Agreement.

2.2 Excluded Assets.  Notwithstanding anything to the contrary contained herein, the Acquired Assets do not include, and in no event will Purchaser acquire any right, title, benefit or interest in, to or under, any of the Excluded Assets other than to the extent contemplated in the Related Agreements.

2.3 Assumed Liabilities.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser will assume and agree to pay, perform and discharge or hold Seller harmless solely from the Assumed Liabilities.  The assumption of the Assumed Liabilities by Purchaser will be effected pursuant to the Assumption Agreement.

2.4 Excluded Liabilities.  Notwithstanding anything to the contrary contained herein, the Assumed Liabilities will not include, and in no event will Purchaser assume, be required to pay, perform, discharge or hold Seller or any Seller Indemnified Parties harmless from the Excluded Liabilities.

2.5 Reimbursement for Certain Payments.

(a) All ad valorem Taxes on personal property or any similar Taxes with respect to the Acquired Assets, other than Transfer Taxes (“Property Taxes”) shall be prorated between Purchaser and Seller as of the Closing Date, computed by multiplying the amount of Property Taxes for the fiscal year for which the same are levied by a fraction, the numerator of which is the number of days in such fiscal year up to and including the Closing Date and the denominator of which is the number of days in such fiscal year.  In connection with such proration of Property Taxes, in the event that actual Property Tax figures are not available at the Closing Date, proration of Property Taxes shall be based upon the actual Property Taxes for the preceding fiscal year for which actual Property Tax figures are available, and re-prorated when actual Property Tax figures become available.

(b) If Seller makes payment under any of the Assumed Liabilities (which Seller will have no obligation whatsoever to do), then Purchaser will reimburse the amount of such payment to Seller that made the payment within five (5) Business Days of receipt by Purchaser of a demand for reimbursement, together with corresponding documentation of such payment.  If Purchaser makes payment under any of the Excluded Liabilities (which Purchaser will have no obligation whatsoever to do), then Seller will reimburse the amount of such payment to Purchaser within five (5) Business Days of receipt by Seller of a demand for reimbursement, together with corresponding documentation of such payment.

ARTICLE 3

Purchase Price

3.1 Purchase Price.  The purchase price for the Acquired Assets will be, in addition to the Assumed Liabilities and subject to adjustment as set forth in Section 3.3, an aggregate amount equal to $40 million (the “Purchase Price”), payable to Seller by Purchaser at Closing in accordance with Section 3.2.

3.2 Payment of Purchase Price.  At Closing, Purchaser will pay an amount equal to (i) the Purchase Price, less (ii) the Escrow Amount, plus (iii) the Working Capital Surplus, if any, and minus (iv) the Working Capital Deficit, if any, by wire transfer of immediately available funds to an account specified in writing by Seller.

3.3 Working Capital Adjustment.

(a) Pre-Closing Calculation.  At least one (1) Business Day prior to the Closing Date, Seller shall prepare and deliver to Purchaser a good faith estimate, substantially in the form set forth on Schedule 3.3(a) hereof, of the Closing Balance Sheet of the Business and a statement calculating the Working Capital of the Business prepared in accordance with GAAP and the methodology set forth on Schedule 3.3(a) (such methodology, the “Accounting Principles” and such good faith estimate, the “Preliminary Statement”) setting forth Seller’s estimate of the Working Capital as of the Closing Date (such amount, the “Estimated Working Capital”), together with all related work papers.  The Purchase Price shall be (i) increased by the amount that the Estimated Working Capital is greater than the Target Working Capital (such absolute value, the “Working Capital Surplus”), or (ii) decreased by the amount that the Estimated Working Capital is less than the Target Working Capital (such absolute value, the “Working Capital Deficit”); provided, that if the Estimated Working Capital equals the Target Working Capital, the Purchase Price shall not be adjusted pursuant to this Section 3.3(a).

(b) Post-Closing Calculation.  Within sixty (60) days following the Closing Date, Purchaser shall prepare and deliver to Seller a Closing Balance Sheet of the Business and a statement calculating the Working Capital of the Business (the “Final Statement”), together with all related work papers.  The Final Statement shall be prepared in accordance with GAAP and the Accounting Principles.

(c) Dispute Period.  During the thirty (30) day period following the receipt of the Final Statement, Seller and its independent certified public accountants may review the Closing Balance Sheet of the Business and the calculation regarding Working Capital of the Business and may make inquiry of the representatives of Purchaser’s accountants and Purchaser, who shall reasonably cooperate with Seller (including, without limitation, by providing Seller and/or its agents reasonable access to financial accounts and underlying source documents).  The Final Statement as delivered to Seller shall be binding and conclusive upon, and be deemed accepted by, Seller unless Seller shall have notified Purchaser in writing within the thirty (30) day period after receipt of the Final Statement of any objections thereto (the “Notice of Disagreement”) setting forth a specific description of Seller’s objection(s), the amount of the adjustment which Seller believes should be made to each item to which it objects, and the basis for Seller’s disagreement therewith.  In the event that Seller does not provide a Notice of Disagreement or Seller affirmatively notifies Purchaser in writing that Seller agrees with the Final Statement, Seller will be deemed to have accepted the Final Statement delivered by Purchaser, and such Final Statement will be final, binding and conclusive for all purposes hereunder.

(d) Dispute Resolution.  If a Notice of Disagreement is timely provided by Seller, Purchaser and Seller shall use their commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree, the “Private Resolution Period”) to resolve any disagreements with respect to the Closing Balance Sheet and the calculation of Working Capital.  If, at the end of the Private Resolution Period, Seller and Purchaser are unable to resolve all of the objections set forth in the Notice of Disagreement, Seller and Purchaser shall engage Grant Thornton LLP (the “Auditor”) to resolve any remaining objections, which decision shall be final and binding on both parties.  The parties agree that they will request that the Auditor render its decision within thirty (30) days after referral of the dispute to the Auditor for decision pursuant hereto.  In resolving any disputed item, the Auditor shall (a) be bound by the provisions of this Agreement, and the definitions included or referred to herein, (b) limit its review to matters still in dispute as set forth in the Notice of Disagreement (and only to the extent such matters are still in dispute following such Private Resolution Period), and (c) further limit its review solely to whether the Final Statement has been prepared in accordance with this Section 3.3.  The fees and expenses of the Auditor relating to disputes pursuant to this Section 3.3 shall be equitably allocated by the Auditor, based on the accuracy of the parties’ positions relative to the final determination by the Auditor.  The date on which the Closing Balance Sheet and Working Capital of the Business is finally determined in accordance with Section 3.3(c) or this Section 3.3(d) is hereinafter referred to as the “Working Capital Determination Date.”  The accepted or finally determined Working Capital of the Business (whether determined pursuant to Section 3.3(c) or this Section 3.3(d)) is referred to as the “Final Working Capital.”

(e) Adjustment.  Promptly, and in any event no later than the fifth (5th) Business Day after the Working Capital Determination Date:

(i) In the event the Final Working Capital exceeds the Estimated Working Capital (the “Excess Consideration”), then the Purchase Price shall be increased by the amount of, and Purchaser will pay to Seller, the Excess Consideration by wire transfer of immediately available funds; and

(ii) In the event the Final Working Capital is less than the Estimated Working Capital (the “Shortfall Consideration”), then the Purchase Price will be decreased by the amount of, and Seller will pay to Purchaser, the Shortfall Consideration by wire transfer of immediately available funds; provided that Purchaser, in its sole discretion, may recover such amount from the Escrow Amount.

3.4 Allocation of Consideration. Within ninety (90) Business Days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement setting forth the allocation of the Purchase Price (and any Assumed Liabilities to the extent properly taken into account) among the relevant asset classes in accordance with Section 1060 of the Code and the U.S. Treasury regulations promulgated thereunder (the “Allocation”).  The Allocation shall be revised as necessary to reflect any Adjustment pursuant to Section 3.3 hereof.  For a period of twenty (20) Business Days after Purchaser provides the Allocation to Seller, Seller shall have the opportunity to review and comment on the Allocation and the Parties shall cooperate in good faith for a period of twenty (20) Business Days thereafter to mutually agree to appropriate revisions to the Allocation.  Any items as to which the parties are unable to agree during such period shall be referred to the Auditor for resolution as promptly as practicable.  The Allocation as so agreed to or determined by the Auditor (the “Final Allocation”) shall be conclusive and binding upon the Parties and the Parties agree that that all Tax Returns (including IRS Form 8594) and all financial statements of the Parties shall be prepared in a manner consistent with (and the parties shall not otherwise file a Tax Return or take any Tax position inconsistent with) the Final Allocation.  In the event that any Governmental or Regulatory Authority shall make or propose to any of the Parties an allocation that differs from the Final Allocation, such Party shall give prompt notice to the other Party and the Parties shall reasonably cooperate with one another in contesting the allocation of such Governmental or Regulatory Authority.

ARTICLE 4

Closing Matters

4.1 Closing.  Upon the terms and subject to the conditions of this Agreement, the Closing will take place beginning at 9:00 a.m. (local time) at the offices of Benesch, Friedlander, Coplan & Aronoff LLP in Cleveland, Ohio, no later than the second (2nd) Business Day following the satisfaction or waiver of all of the conditions to Closing set forth in Article 10 or such other time as the Parties may otherwise agree (the “Closing Date”); provided, that if such conditions to Closing are satisfied on the execution date of this Agreement, then the Closing Date shall occur on such execution date.  All documents delivered and all transactions consummated at the Closing will be deemed for all purposes to have been delivered and consummated effective as of the Closing Date.

4.2 Deliveries at Closing.

(a) Deliveries of Seller.  At the Closing, Seller will deliver or cause to be delivered to Purchaser the following (collectively, the “Seller Deliverables”):

(i) a duly executed counterpart of the License Agreement;

(ii) a duly executed counterpart of the Assumption Agreement;

(iii) a duly executed counterpart of Bill of Sale;

(iv) a duly executed counterpart of the General Assignment;

(v) a duly executed counterpart of the Intellectual Property Assignment;

(vi) a duly executed counterpart of the Transition Services Agreement;

(vii) a legal opinion from counsel to the Seller in the form attached hereto as Exhibit H;

(viii) the third party consents listed on Schedule 4.2(a)(viii) hereof;

(ix) a certificate of good standing of the Delaware Secretary of State as to Seller, which will be dated not more than ten (10) days prior to the Closing Date;

(x) a certificate of an officer of Seller certifying that its Organizational Documents, as certified and as delivered at the Closing, have not been amended or rescinded since the date of such certification and remain in full force and effect at the Closing Date;

(xi) subject to Section 4.5, evidence that all Non-Transferred Contracts set forth on Schedule 4.2(a)(xi) hereof have been terminated (“Terminated Contracts”);

(xii) subject to Section 4.6, evidence that all Non-Transferred Contracts set forth on Schedule 4.2(a)(xii) hereof have been modified in the manner described in Section 6.3 below (“Modified Contracts”);

(xiii) evidence that all Liens set forth on Schedule 4.2(a)(xiii) hereof have been terminated;

(xiv) evidence that all current employees (other than administrative employees) have entered into a valid and binding Contract with Seller sufficient to vest title in Seller of all Transferred Intellectual Property created by such employees in the scope of their employment with Seller in the form attached hereto as Schedule 4.2(a)(xiv); and

(xv) such other duly executed documents, instruments and certificates as may be reasonably required to be delivered by Seller pursuant to the terms of this Agreement.

(b) Deliveries by Purchaser.  At the Closing, Purchaser will deliver or cause to be delivered to Seller the following (collectively, the “Purchaser Deliverables”):

(i) the Purchase Price as provided in Section 3.1; provided, that the Escrow Amount shall be deposited into the Escrow Fund in accordance with Sections 3.2 and 7.6;

(ii) a duly executed counterpart of the License Agreement;

(iii) a duly executed counterpart of the Assumption Agreement;

(iv) a duly executed counterpart of the Bill of Sale;

(v) a duly executed counterpart of the General Assignment;

(vi) a duly executed counterpart of the Intellectual Property Assignment;

(vii) a duly executed counterpart of the Transition Services Agreement; and

(viii) such other duly executed documents, instruments and certificates as may be reasonably required to be delivered by Purchaser pursuant to the terms of this Agreement.

4.3 Delivery.  Seller shall, at the Closing, (i) place Purchaser in actual possession and operating control of all Acquired Assets that are tangible assets, including the original and complete copies of Transferred Contracts and Assigned Books and Records and true, correct and complete copies of the Shared Books and Records (as may be redacted to protection confidential information related to the Excluded Business that is not related to the Business) and (ii) deliver to Purchaser such instruments as are necessary or desirable to document and to transfer title to all intangible Acquired Assets from Seller to Purchaser.  To the extent that Seller cannot grant possession of any Acquired Asset to Purchaser as of the Closing, (A) any such Acquired Asset shall be held by Seller for and on behalf of Purchaser until such time as Purchaser or its designee is granted possession thereof, and (B) Seller shall use its commercially reasonable efforts to deliver possession of such Acquired Asset to Purchaser pursuant to a schedule to be agreed to by Seller and Purchaser and in any event, unless as otherwise agreed by the Parties, within thirty (30) days following the Closing; provided that Purchaser shall not assume any Liabilities related to such Acquired Asset until such time as Purchaser is in actual possession and operating control of such Acquired Asset.  To the extent any Acquired Asset is held in possession by a Person other than Seller, Seller shall, at the Closing, deliver to Purchaser such instruments as are necessary to grant Purchaser the right to access or use such Acquired Asset and obtain possession or control thereof from such Person and to document and to transfer title to such Acquired Asset from Seller to Purchaser.  Without limiting the foregoing, Seller shall, at Closing, provide the operational information related to the Business as described on Schedule 4.3 attached hereto.

4.4 Assets Incapable of Transfer.  To the extent that any Transferred Contract or Permit is not assignable or transferable without the consent of another Person (“Non-Assignable Asset”), this Agreement will not constitute an assignment or transfer thereof, an attempted assignment or transfer thereof, or an agreement to effect such an assignment or transfer, if such assignment or transfer, attempted assignment or transfer, or agreement would constitute a breach thereof.  Seller shall cooperate fully with the relevant party to obtain the consent of such other Person to the assignment or transfer of any such Non-Assignable Asset to Purchaser no later than thirty (30) days after the Closing Date, during which such thirty-(30) day period Seller shall pass to Purchaser the beneficial interest in and to such Non-Assignable Asset to the fullest extent permitted by the relevant Contract or Permit and applicable Law until the assignment or transfer is completed.  Purchaser will cooperate with Seller, upon Seller’s reasonable request, in its efforts to obtain such consents.  Seller will in no event require the payment of any money for the assignment or transfer of, or amendment or modification of any material term or provision of, any Non-Assignable Asset without the prior written consent of Purchaser.  If any such consent will not be obtained within such thirty-(30) day period, Seller will use reasonable efforts, upon reasonable request by Purchaser, to provide an alternate reasonable arrangement reasonably satisfactory to Purchaser and Seller designed to provide to Purchaser the economic benefits intended to be assigned or transferred to Purchaser under the relevant Non-Assignable Asset.  Without limiting the generality of the foregoing, the beneficial interest in and to any Non-Assignable Asset, to the fullest extent permitted by the relevant Contract or Permit and applicable Law, will pass to Purchaser.  For purposes of clarification, Purchaser shall not assume any Liabilities associated with any Non-Assignable Asset unless and until such Transferred Contract or Permit is assigned or transferred from Seller to Purchaser in accordance with this Section 4.4.

4.5 Terminated Contracts.  In the event that any Terminated Contract is not terminable at Closing without violating the terms of such contract (“Non-Terminated Contract”), Seller will terminate such Non-Terminated Contract, and provide to Purchaser evidence of such termination thereof, as soon as practicable, including using commercially reasonable efforts to obtain the consent of such other Person to terminate such Non-Terminated Contract as may be required to terminate such Contract.  Seller shall not amend or modify any material term or provision of any Non-Terminated Contract without the prior written consent of Purchaser prior or in order to effect any such termination.  To the extent Seller terminates any Non-Terminated Contract subject to a notice or wind-down period during which the parties thereto will continue to exercise rights and perform obligations thereunder during the period of time beginning at Closing until the effective date of such termination (each a “Post-Closing Wind-Down Period”), Seller shall continue to conduct its activities under such Non-Terminated Contract during such Post-Closing Wind-Down Period as such activities were conducted in the Ordinary Course of Business immediately prior to Closing and pass to Purchaser the strategic, economic and other benefits of such Non-Terminated Contract applicable to such Post-Closing Wind-Down Period to the fullest extent; provided that to the extent Seller is required to continue to supply Products under any Non-Terminated Contract during any Post-Closing Wind-Down Period, Purchaser shall supply Products on Seller’s behalf and Seller shall instruct that all payments due and payable for such supply of Products to be made directly to Purchaser by wire transfer to the account so designated.  Seller shall cease all of its activities (including any supply of Products) under such Non-Terminated Contract upon termination of such Non-Terminated Contract.  Notwithstanding the foregoing, if any Non-Terminated Contract will not be or is not terminated by Seller on or before six (6) months after the Closing Date, then Seller will use commercially reasonable efforts, upon reasonable request by Purchaser, to provide an alternate reasonable arrangement reasonably satisfactory to Purchaser and Seller designed to provide to Purchaser the same strategic, economic and other benefits that would have been available to Purchaser had such Non-Terminated Contract been terminated.  In any event, Seller shall facilitate and assist Purchaser, as may be requested by Purchaser, to establish a direct relationship with the counterparty of any such Non-Terminated Contract and assign, as may be requested by Purchaser, any such Non-Terminated Contract to Purchaser.  For the avoidance of doubt, nothing in this Section 4.5 shall require Purchaser to consummate the transactions contemplated hereby if Seller has not satisfied the condition set forth in Section 10.1(c).

4.6 Modified Contracts.  In the event that any Modified Contract is not modified at Closing in the manner described in Section 6.3 below (“Unmodified Contract”), Seller will terminate such Unmodified Contract with respect to any Product for use in the Field of Use, and provide to Purchaser evidence of such termination thereof, as soon as practicable, including using commercially reasonable efforts to obtain the consent of such other Person to terminate such Unmodified Contract as may be required to terminate such Contract, in the same manner as set forth under Section 4.5 above with respect to any Non-Terminated Contract.

ARTICLE 5

Representations and Warranties

5.1 Representations and Warranties of Seller.  Seller represents and warrants to Purchaser as of the date of this Agreement and as of the Closing Date, subject to the disclosures and exceptions set forth in the Disclosure Schedules delivered by Seller to Purchaser on the date hereof and attached hereto (the “Disclosure Schedules”), provided, however, that any disclosure made in any section of the Disclosure Schedules shall only apply to the section of the Agreement that corresponds to the section of the Disclosure Schedules, except to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another section of this Agreement upon reading such disclosure without any independent knowledge on the part of the reader, as follows:

(a) Organization and Existence; No Subsidiaries.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate the Acquired Assets and to conduct the Business as currently conducted in each jurisdiction where Seller owns, leases and operates the Acquired Assets and where the Business is currently conducted.  Section 5.1(a) of the Disclosure Schedules lists every state or foreign jurisdiction in which the Business is currently conducted, any Acquired Assets are currently held or any Business Employees are currently employed.  Seller has made available a true, complete and correct copy of its Organizational Documents, each as amended to date and in full force and effect on the date hereof, to Purchaser, and no amendments to any such Organizational Documents have been approved.  No Person other than Seller owns, has any rights to or under, or holds any other interest in any Acquired Assets.  Seller does not own and has never owned, any shares of capital stock or any interest in, or controls or has controlled, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity.

(b) Authority and Approval.  Seller has all requisite power and authority to enter into this Agreement, the Related Agreements and the other agreements, instruments and documents to be executed and delivered in connection herewith and therewith to which Seller is (or becomes) a party and the consummation of the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Related Agreements to which Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate and stockholder action and no further corporate or stockholder action is required on the part of Seller to authorize this Agreement or any other Related Agreements to which Seller is a party and the transactions contemplated hereby and thereby.  Further, Seller has obtained all approvals required under its Organizational Documents (including the Requisite Stockholder Approval), applicable Law and any applicable Contract to which any of its stockholders is a party with respect to this Agreement, each Related Agreement and the transactions contemplated hereby and thereby, including, without limitation, all requisite approvals of its Board of Directors and stockholders and including all notices required under Section 228 of the Delaware General Corporation Law.  This Agreement has been duly executed and delivered by Seller and the Related Agreements will be duly executed and delivered by Seller, and this Agreement constitutes, and the Related Agreements when so executed and delivered will constitute, a valid and legally binding obligation of Seller, enforceable against it in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at Law).

(c) No Conflict.  Except as set forth on Schedule 5.1(c) of the Disclosure Schedules, the execution and delivery of this Agreement does not, the execution of the Related Agreements will not, and the consummation of the Transactions will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to, any payment obligation, or a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (a) any provision of Seller’s Organizational Documents, (b) any Material Contract, or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or any of its properties or assets (whether tangible or intangible).  Section 5.1(c) of the Disclosure Schedules sets forth all necessary notices, consents, waivers and approvals of parties to any Transferred Contracts that are required thereunder in connection with the transactions contemplated by this Agreement, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Closing so as to preserve all rights of, and benefits to, the Purchaser under such Contracts from and after the Closing.  Following the Closing, Purchaser will be permitted to exercise all of its rights under the Transferred Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Seller would otherwise be required to pay pursuant to the terms of such Contracts had the Transactions not occurred.

(d) Governmental Approvals and Filing.  Except as disclosed in Section 5.1(d) of the Disclosure Schedules, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or any notice to, any Governmental or Regulatory Authority or any third party, including a party to any Transferred Contract (so as not to trigger any Conflict), is required by, or with respect to, Seller in connection with the execution and delivery of this Agreement, the Related Agreements or any other agreement to which Seller is a party or the consummation of the transactions contemplated hereby and thereby.

(e) Financial Statements.  True and complete copies of the following financial statements have been made available to Purchaser for its review and are set forth on Section 5.1(e)(i) of the Disclosure Schedules, which financial statements in each case (a) were based on, and derived from, the financial books and records of Seller, (b) were prepared in good faith for internal use in managing the business and in accordance with GAAP, consistently applied, subject to the exceptions, limitations and assumptions set forth Section 5.1(e)(ii) of the Disclosure Schedules, and (c) fairly present, on such basis, the results of operations of the Business and the financial position of the Acquired Assets and the Assumed Liabilities as of the date thereof and the consolidated results of operations of the Business for the time period indicated:  for each of the fiscal year periods ended December 31, 2009 and 2010 and for the three (3) month periods ended March 31, 2010 and March 31, 2011, the statements of gross sales, net sales, gross profits and sales and marketing expenses of the Business (the “Financial Statements”).

(f) Absence of Changes.  Since December 31, 2010, there has not occurred any change or event that has resulted in, or would reasonably be expected to have or result in, a Material Adverse Effect.  Except as set forth in Section 5.1(f) of the Disclosure Schedules, without limiting the foregoing, since December 31, 2010:

(i) Seller has carried on the Business in the Ordinary Course of Business;

(ii) Seller has not made any material changes in the manner of conducting the Business;

(iii) Seller has not, except in the Ordinary Course of Business, sold, leased, transferred, licensed, sublicensed, or assigned, or entered into a Contract to do any of the foregoing with respect to, any of the properties, rights or assets of the Business;

(iv) Seller has not (i) agreed to or suffered any termination of a Contract that would have been, had it not been terminated, a Material Contract or (ii) agreed to any modification, amendment or extension of or waiver of any rights under any Material Contract, in each case requiring or likely to require payments to or from Seller in any one year of more than $25,000 individually or $50,000 in the aggregate;

(v) Seller has not entered into or amended any agreement with any Business Employee or consultant relating to the Business, including any Contract relating to employment, compensation, benefits, termination, retention, or severance, nor, except as and to the extent required by Law, entered into, amended, or terminated any Employee Benefit Plan (except for employment agreements and offer letters that are terminable “at-will” and without any Liability to Seller);

(vi) Seller has not created or permitted the creation of any Lien (other than Permitted Liens) on any of the assets of the Business;

(vii) There has not been any change in accounting methods or practices or the revaluation of any assets of the Business;

(viii) There has been no employment dispute, including claims or matters raised by any Business Employee, Governmental or Regulatory Authority, or any  workers’ representative organization, bargaining unit or union regarding, claiming or alleging any labor issue or claim of breach of contract, policy, or past practice, misrepresentation, wrongful or unlawful discharge or any unlawful employment or labor-related practice, breach or action with respect to Seller, to the extent related to the Business;

(ix) There has been no adoption of or change in any Tax accounting method or Tax election, settlement or compromise of any Tax claim or assessment, entering into any closing agreement in respect of Taxes, filing of any amended Tax Return, or consent to the waiver or extension of the limitations period for any Tax claim or assessment, in each case to the extent relating to or affecting the Acquired Assets, the Business, Purchaser or its Affiliates after the Closing;

(x) No Acquired Asset used in or related to the Business with a value in excess of $10,000 individually or $20,000 in the aggregate has been damaged or destroyed;

(xi) No customer of the Business has cancelled or requested a change in an existing Contract that would result in a loss of value to the Business of more than $25,000 individually or $50,000 in the aggregate;

(xii) There has not been any commencement or notice of, or threat of commencement of, any Action against or related to the Business;

(xiii) There has not been any product recall, warranty claim or indemnification claim in respect of the Products that, individually or in the aggregate, has been or would reasonably be expected to be material to the Business; and

(xiv) Seller has not committed to do any of the foregoing.

(g) Taxes.  Except as set forth in Section 5.1(g) of the Disclosure Schedules:

(i) Seller has prepared and timely filed all Income Tax Returns and other material Tax Returns that it was required to file with respect to the Business or the Acquired Assets and such Tax Returns are true and correct in all material respects as to the amount of Taxes shown to be due thereon.  Seller has paid all Taxes due and owing relating, attributable to or affecting the Business or the Acquired Assets.  To the extent relevant to the Acquired Assets or the Business for a period after the Closing, Seller is not currently the beneficiary of any extension of time within which to file any Tax Return.

(ii) Seller has not agreed to any extension or waiver of the statute of limitations applicable to any Tax Return, or agreed to any extension of time with respect to an Income Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, in each case, that relate to or would affect the Business or the Acquired Assets for a period after the Closing.

(iii) There are (and immediately after the Closing, there will be) no Liens for unpaid Taxes on the Acquired Assets, except Liens for current Taxes not yet due and payable.

(iv) Seller has not received any written notice of assessment or proposed assessment in connection with any Tax Return that relate to the Business or the Acquired Assets, and there are no Tax examinations, Tax claims or Tax actions currently pending or asserted in writing that relate to or would affect the Business or the Acquired Assets for a period after the Closing.

(v) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, service provided, creditor or other third party relating to or affecting the Business or the Acquired Assets.

(vi) No written claim has been made by any Tax authority during the past three (3) years that the Business or the Acquired Assets are or may be subject to taxation in a jurisdiction in which Tax Returns are not filed.

(h) Environmental Claims.  Seller (i) has not received any notice or other communication of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) has not disposed of, emitted, discharged, handled, stored, transported, labeled, used or released any Hazardous Materials, distributed, sold or otherwise placed on the market Hazardous Materials or any product containing Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials (collectively “Hazardous Materials Activities”) so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; and (iii) has delivered to Purchaser all records in the Seller’s possession concerning the Hazardous Materials Activities of the Seller in connection with the Business and all environmental audits and environmental assessments of any Business Property in the possession, custody or control of Seller.  There are no Hazardous Materials in, on, or under any Business Properties such as could give rise to any Liability or corrective or remedial obligation of the Seller or Purchaser under any Environmental Laws. For the purposes of this Agreement, “Environmental Laws” means all federal, state, local and foreign Laws relating to pollution, protection of the environment, worker health and safety or exposure of any individual to Hazardous Materials and Laws which prohibit, regulate, or control any Hazardous Material Activity. A “Hazardous Material” means any material, emission, or substance that has been designated any designated by any Governmental or Regulatory Authority to be toxic, hazardous, radioactive, a pollutant, a contaminant, a medical waste, a biological waste, or otherwise a danger to health, reproduction or the environment.

(i) Employee Benefit Plans.  Neither Seller nor any member of the Controlled Group has ever maintained, established, sponsored, participated in, contributed to, or had or could have any obligation to, any (A) Employee Benefit Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (B) multiple employer plan or to any plan described in Section 413 of the Code, (C) multiemployer plan, as defined in Section 3(37) of ERISA, or (D) any welfare benefit plan under Section 3(1) of ERISA that is funded by a trust or is subject to Section 419 or 419A of the Code.  For the purposes of this Agreement, (i) “Controlled Group” shall mean Seller and any trade or business, whether or not incorporated, which is treated together with Seller as a single employer under Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code; and (ii) “Employee Benefit Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, executive compensation or incentive plan, bonus or severance arrangement, employment contract, collective bargaining agreement, union contract, deferred compensation agreement, stock purchase or incentive plan or arrangement, or other employee benefit plan or arrangement.

(j) Material Contracts.

(i) Set forth in Section 5.1(j) of the Disclosure Schedules is a true and accurate list (referencing the applicable subsection of this Section 5.1(j)), as of the date of this Agreement, of each of the following Contracts to which Seller is a party and that are used in, held for use in, related to, or necessary for, the conduct of the Business (the “Material Contracts”):

(A) all Contracts for the future acquisition or sale of any assets involving $25,000 individually (or $50,000 in the aggregate, in the case of any related series of Contracts) and outside the Ordinary Course of Business;

(B) all Contracts providing for future aggregate purchase prices or payments to or from Seller in any one year of more than $25,000 in any one case (or $50,000 in the aggregate, in the case of any related series of Contracts);

(C) all Contracts for the purchase of materials, supplies, services or equipment used in or necessary for the conduct of the Business with respect to which alternative sources of supply are not readily available on comparable terms and conditions to the terms and conditions of such Contracts (including with respect to all materials, suppliers, services and equipment for which there is only one reasonably available source);

(D) all Contracts relating to joint ventures, partnerships or teaming arrangements, co-branding or like agreements, or involving a sharing of profits, losses, costs or liabilities of Seller with another Person;

(E) all Contracts containing covenants prohibiting or limiting the right to compete or engage in any line of business or prohibiting or restricting Seller’s ability to conduct business with any Person or in any geographical area or to solicit or hire any individual or group of individuals or that would reasonably be expected to prohibit or limit the right of Purchaser to compete or engage in any line of business or prohibit or restrict Purchaser’s ability to conduct business with any Person or in any geographical area or to solicit or hire any individual or group of individuals following the Closing;

(F) all Contracts granting most favored nation or preferred pricing to any other Person or granting exclusive sales, distribution, marketing or other exclusive rights to any other Person;

(G) all Contracts pursuant to which Seller has obtained or granted rights under any Intellectual Property, including any covenant not to enforce or assert, including any Contract under which Seller is a licensor or licensee of Intellectual Property;

(H) all Contracts relating to the creation of Liens (other than the Permitted Liens) or the guarantee of the payment of Liabilities or performance of obligations of any other Person by Seller;

(I) all non-disclosure or confidentiality Contracts that contain provisions restricting the operation of the Business or that would reasonably be expected to restrict the operation of the Business following the Closing;

(J) all Contracts between Seller, on the one hand, and any of Seller’s Affiliates, on the other hand, to the extent relating to the Business;

(K) all Contracts for the research or development of any product related to the Business, including Contracts with contract research organizations and Contracts with investigators or institutions relating to pre-clinical and clinical trials or any material transfer agreements;

(L) all Contracts for the manufacture or supply of any product related to the Business, including any unfulfilled purchase orders, unpaid invoices or  standard terms and conditions for raw materials, intermediates, work-in-progress items and finished products;

(M) all Contracts for the sale, distribution, promotion, marketing, reselling or other commercialization of any product related to the Business, including any unfulfilled purchase orders, unpaid invoices or standard terms and conditions for the sale of Probiotics as a component for a finished product;

(N) all Contracts with any Governmental or Regulatory Authority;

(O) all Contracts relating to the settlement of legal proceedings or other disputes, other than settlements of ordinary course commercial disputes with employees, customers or suppliers entered into prior to June 1, 2008 and which were fully and finally settled in exchange for no more than the payment of amounts less than $10,000 in any case and $100,000 in the aggregate;

(P) all written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by Seller other than in the Ordinary Course of Business;

(Q) any other Contract not otherwise listed under Sections 5.1(j)(i)(A) through 5.1(j)(i)(P) above that is necessary for the conduct of the Business;

(ii) Seller has made available to Purchaser true and correct copies of all Material Contracts as in effect on the date hereof.  All of the Material Contracts are valid and binding agreements of Seller, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.  Seller has delivered to Purchaser a correct and complete copy of each written Material Contract and a written summary setting forth the terms and conditions of each oral Material Contract. Seller is not in breach or default of such Material Contracts, and no event has occurred that with notice or lapse of time, or both, would constitute a default by Seller under any Material Contract.  To the Knowledge of Seller, no other party to a Material Contract is in breach or default of such Material Contract and no event has occurred that with notice or lapse of time, or both, would constitute a default by such other party under any Material Contract.  To the Knowledge of Seller, no party has repudiated or expressed any intention to repudiate any provision of a Material Contract. To the Knowledge of Seller, none of the Material Contracts are subject to any claims, charges, set offs or defenses.

(iii) The Material Contracts constitute all of the Contracts used in, held for use in, or necessary for the operation of, the Business.

(iv) No event, condition or circumstance exists or has occurred under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any Lien affecting any of the Acquired Assets, other than a Permitted Lien.

(v) As of the date of this Agreement, there are no outstanding renegotiations of, attempts to renegotiate or outstanding rights to renegotiate, any amounts paid or payable to Seller or any of its Affiliates under any Transferred Contract with any Person having the contractual or statutory right to demand or require such renegotiation.

(vi) During the eighteen (18) month period preceding the date of this Agreement, Seller has not given to or received from any other Person any written notice or other written communication or, to the Knowledge of Seller, any oral notice or other oral communication regarding any actual, alleged, possible or potential material violation or breach of, or default under, any Transferred Contract.

(k) Legal Proceedings; Orders.  Except as set forth in Section 5.1(k) of the Disclosure Schedules, there are no Actions pending against or, to the Knowledge of Seller, threatened against, the Business, or otherwise related to the Products or any of the other Acquired Assets, or pertaining to the Business, the Products or any of the other Acquired Assets, nor to the Knowledge of Seller is there any reasonable basis therefor. There is no claim of any nature pending or, to the Knowledge of Seller, threatened, against any Person who has a contractual right or a right pursuant to applicable Law to indemnification from Seller related to facts and circumstances existing prior to the date hereof involving the Business, the Products or any of the other Acquired Assets, nor are there, to the Knowledge of Seller, any facts or circumstances that would give rise to such a claim.  There are no Actions pending against, or to the Knowledge of Seller, threatened against, the Business, the Products or any of the other Acquired Assets that would reasonably be expected to prevent or delay the ability of Seller to enter into and perform its obligations under this Agreement, or the consummation of the Transactions.  There is no Order to which Seller is subject or that is pending or threatened that relates to the Business, Acquired Assets or the Assumed Liabilities.

(l) Title; Sufficiency.

(i) Seller has good title to, or valid leasehold or license interests in, all Acquired Assets, free and clear of all Liens, except for Permitted Liens. Upon the consummation of the Transactions, Purchaser will acquire good, valid title to, or a valid leasehold or license interest in, the Acquired Assets, free and clear of all Liens, except for Permitted Liens.

(ii) The Acquired Assets, together with (A) the assets underlying the services contemplated by the Transition Services Agreement and (B) the Licensed Intellectual Property licensed to Purchaser under the License Agreement, constitute all of the assets, properties and rights that are necessary and sufficient to operate the Business in substantially the manner as currently conducted or contemplated to be conducted, in each case, on the date hereof by Seller.

(iii) Section 5.1(l)(iii) of the Disclosure Schedules lists all of the material Tangible Personal Property, other than standard office furniture and office supplies.  The material items of Tangible Personal Property have been maintained in accordance with Seller’s normal practice and are in good repair and usable condition for the operation of the Business, ordinary wear and tear and aging excepted.

(m) Compliance with Laws.

(i) Seller is not and has not been violation in any respect which would be material of, nor has it been the subject of any Action with respect to the violation of, any Law or Order, and has not received any FDA Form 483, “warning letters,” or “untitled letters,” or other similar Governmental or Regulatory Entity notice of inspectional observations or deficiencies except as set forth on Section 5.1(m)(i) of the Disclosure Schedules.  No Action is pending, or to the Knowledge of Seller, threatened, with respect to any violation of any Law or Order by Seller, and Seller is and has been in compliance in all material respects with all Laws and Orders, in each case relating to the conduct of the Business (including, privacy and export laws), or pertaining to the Acquired Assets or Assumed Liabilities.  Seller has not received any notice of any such Action or any liability or potential responsibility on the part Seller to undertake or to bear all or any portion of the cost of any remedial action of any nature.  Seller has never conducted any internal investigation with respect to any actual, potential or alleged material violation of any Law or Order by any director, officer or employee of Seller in connection with the Business.

(ii) Seller possesses, and at all times has possessed all Permits necessary to its conduct of the Business, except to the extent not material to the Business.  The Permits set forth in Section 5.1(m)(ii) of the Disclosure Schedules constitute all of the Permits used in, or held for use in, the Business by the Seller, as of the date hereof.  Each such Permit is validly and presently in effect (and the continuing validity and effectiveness of such Permit will not be affected by the consummation of the Transactions), and Seller is not in default (with or without notice or lapse of time, or both) under any such Permit in any material respect.  There are no Actions pending, nor to the Knowledge of Seller, threatened, that seek the revocation, cancellation, suspension, failure to renew or adverse modification of any such Permit.  No facts or circumstances exist that, with our without notice or lapse of time, would be reasonably likely to result in such an Action. All required filings with respect to such Permit have been timely made and all required applications for renewal thereof have been timely filed, except to the extent not material to the Business.

(iii) Seller has at all times marketed and distributed the Products in compliance with applicable Laws and Orders, and none of the marketing and promotional materials used in the Business by Seller, including without limitation the labels and labeling for the Products, is or has been false or misleading, in each case, except to the extent not material to the Business.  Seller has timely submitted all required notices and petitions to Governmental or Regulatory Authorities in connection with its marketing and promotional activities for the Business, except to the extent not material to the Business.

(iv) The manufacture of the Products by, or on behalf of, the Seller has at all times been conducted in compliance with applicable Laws and Orders, including without limitation current good manufacturing practices, except to the extent not material to the Business.  The processes used to produce the Products are adequate to ensure that the Products will conform to the specifications established therefor and will be safe for their intended use.  None of the Products marketed by Seller includes any new dietary ingredient, as that term is defined in section 413(c) of the Federal Food, Drug, and Cosmetic Act.

(v) All preclinical animal testing and clinical trials in respect of the Business conducted by or on behalf of the Seller, are being, and have been conducted, in accordance with experimental protocols, procedures and controls that are generally accepted in the scientific community and required by peer review journals, as well as pursuant to applicable Laws and Orders, including good clinical practices and good laboratory practices, as applicable.

(vi) To the Knowledge of the Seller, there have been no adverse events associated with the Products.  Seller is, and at all times has been, in compliance with all adverse event reporting requirements applicable to the Business.

(vii) Seller has not either voluntarily or involuntarily initiated, conducted or issued any recall, market withdrawal or replacement, inventory destruction, safety alert, or other notice relating to an alleged lack of safety or regulatory compliance of any Probiotics Product. Seller has no Knowledge of any facts which are reasonably likely to cause (1) the recall, market withdrawal or replacement of any Probiotics Product sold by the Seller; (2) a change in the marketing classification or a material change in the labeling of any such Probiotics Product, or (3) a termination or suspension of the marketing, or seizure, of a Probiotics Product.

(viii) Seller is not the subject of any pending or, to the Knowledge of the Seller, threatened investigation by any Governmental or Regulatory Authority in respect of the Seller or the Business, including by (i) the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, (ii) the FTC, or (iii) any other Governmental Entity that has jurisdiction over the Business of the Seller under any similar policy.  Seller has no Knowledge or reason to believe that the FDA, FTC or any other Governmental or Regulatory Authority is considering such action.  To the Knowledge of the Seller, neither the Seller nor any current or former officer, employee or agent of the Seller has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation or been debarred by the FDA under Article 306 of the FDCA, 21 U.S.C. §335a(a) or (b), or any similar foreign or local law, rule or regulation.

(n) Intellectual Property.

(i) Section 5.1(n)(i) of the Disclosure Schedules identifies (A) all Licensed Patents; (B) all Licensed Trademarks registered or applied for by or on behalf of Seller (C) all Assigned Trademarks registered or applied for by or on behalf of Seller; (D) all Assigned Domain Names registered or applied for by or on behalf of Seller; (E) all Assigned Copyrights and Licensed Copyrights registered by or on behalf of Seller; (F) all Transferred Intellectual Property that is subject to Licensed-In Intellectual Property; and (G) all proceedings or actions before any Governmental or Regulatory Authority relating to any Transferred Intellectual Property (other than patent and trademark prosecution before the U.S. Patent and Trademark Office and counterparts in other countries).  Other than as set forth under Section 5.1(n)(i) of the Disclosure Schedules, there is no Transferred Intellectual Property registered or applied for by or on behalf of Seller.

(ii) Section 5.1(n)(ii) of the Disclosure Schedules further identifies all Transferred Intellectual Property that is Licensed-Out Intellectual Property.  Except as set forth in Section 5.1(n)(ii) of the Disclosure Schedules, Seller has not transferred ownership of, or granted any license of or right to use, or authorized the retention of any rights to use or joint ownership of, any Intellectual Property that is or was Transferred Intellectual Property to any other Person.

(iii) Seller exclusively owns and possesses all right, title and interest in, free and clear of all Liens (other than Permitted Liens), or has an exclusive license or other equivalent right to use, free and clear of all Liens (other than Permitted Liens), all of the Transferred Intellectual Property.  Without limiting the generality of the foregoing:

(A) All necessary documents and certificates and fees associated with filing, prosecuting, obtaining, maintaining, perfecting or preserving or renewing any Transferred Intellectual Property have been filed with and paid in full to the proper Governmental or Regulatory Authority in a timely manner; except where the Seller has, in its reasonable business judgment, decided to abandon or cancel such Transferred Intellectual Property as set forth in Schedule 5.1(n)(iii)(A).  Except as set forth in Schedule 5.1(n)(iii)(A), there are no actions that must be taken by Seller or would otherwise be considered to be taken by Seller in the normal course of diligent prosecution within sixty (60) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions of any Governmental or Regulatory Authority, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Transferred Intellectual Property.

(B) In each case in which Seller has acquired ownership of any Transferred Intellectual Property from any Person, Seller has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Transferred Intellectual Property (including the right to seek past and future damages with respect thereto) to Seller.  Seller has recorded each such assignment of Transferred Intellectual Property with the relevant Governmental or Regulatory Authority as the case may require.

(C) To the extent that any Transferred Intellectual Property has been developed or created by a Person for Seller, including any employee, consultant or independent contractor of Seller, Seller has a written Contract with such Person pursuant to which Seller either (i) has obtained ownership of, by virtue of such Person having assigned all of such Person’s right, title and interest to Seller, or (ii) has obtained an exclusive license (sufficient for the conduct of the Business as currently conducted and as currently proposed to be conducted) to such Transferred Intellectual Property.

(D) All current and former employees, consultants and independent contractors of Seller have entered into a valid and binding Contract with Seller sufficient to vest title in Seller of all Transferred Intellectual Property created by such employees, consultants and independent contractors in the scope of their employment or engagement with Seller, as applicable.

(E) No Person who has licensed Transferred Intellectual Property to Seller, or who has developed or created materials or data for Seller in connection with the Business, has ownership rights or license rights to improvements made by Seller in such Transferred Intellectual Property.

(iv) The Transferred Intellectual Property includes all of the Intellectual Property used (or that has been used) in, and to the Seller’s Knowledge, necessary for, the operation of the Business as currently conducted or as contemplated to be conducted.  All Assigned Intellectual Property will be fully transferable and alienable by the Purchaser immediately after the Closing to exploit, use and otherwise practice without restriction other than those express restrictions created by this Agreement, limitation or other Lien and without payment of any kind to any Person.  Other than as set forth in Section 5.1(n)(iv) of the Disclosure Schedules, no Transferred Intellectual Property is subject to any outstanding consent, proceeding or Order or any settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Purchaser or that may affect the validity, use or enforceability of such Transferred Intellectual Property.

(v) No biological or other material that are used (or that have been used) in or necessary for the operation of the Business as currently conducted, or as contemplated to be conducted, or otherwise comprising Transferred Intellectual Property is subject to any material transfer agreement or other agreement restricting, limiting or prohibiting the use, transfer, disclosure or commercial exploitation of such biological or other materials, or of any progeny, derivatives, modifications or improvements thereof that would prevent the transfer of such material to Purchaser as contemplated hereunder or prohibit the use of such material by or on behalf of Purchaser in the conduct of the Business as currently conducted, or as contemplated to be conducted.

(vi) Except as set forth in Section 5.1(n)(vi) of the Disclosure Schedules, there is no claim by any third party pending or, to Seller's Knowledge, threatened against the Seller, contesting the validity, enforceability, or ownership of any Transferred  Intellectual Property.  The validity or enforceability of (a) the Transferred Intellectual Property owned by Seller or (b) to Seller’s Knowledge, the Transferred Intellectual Property licensed to Seller, in each case, has not been challenged in any jurisdiction for any reason, including but not limited to abandonment of Trademarks within the Transferred Intellectual Property as a result of Seller’s failure to exercise adequate quality control measures concerning the use of Trademarks within the Transferred Intellectual Property by any of Seller’s licensees of such Trademarks.  To the Knowledge of the Seller, the Transferred Intellectual Property owned by the Seller is valid, subsisting, and in full force and effect; have not been cancelled, expired or abandoned except where the Seller has, in its reasonable business judgment, decided to abandon or cancel such Transferred Intellectual Property as set forth in Schedule 5.1(n)(iii)(A).  No claim is pending or, to the Seller’s Knowledge, threatened challenging the Seller’s right to any Transferred Intellectual Property.  No claim is pending or, to Seller's Knowledge, threatened to the effect that any Transferred Intellectual Property owned by Seller is, or upon consummation of the transactions contemplated hereby will be, invalid or unenforceable.

(vii) There are no acts or omissions of Seller, and to the Knowledge of Seller, there are no facts or circumstances that would render any Transferred Intellectual Property invalid or unenforceable in whole or in part.  Without limiting the generality of the foregoing:

(A) Seller has diligently prepared and is diligently preparing to file patent applications for all inventions owned by the Seller and included within the Transferred Intellectual Property and that the Seller has deemed in its reasonable business judgment to be best protected through application for a Patent, in a manner and within a sufficient time period to avoid statutory disqualification of any potential patent application.  All prior art material to the patentability of the claims in any Patent within the Transferred Intellectual Property of which the Seller has Knowledge and a duty to disclose is cited in the respective issued patents, applications or associated file histories thereof, and there is no other material prior art with respect to such Patent of which the Seller has Knowledge.  The Seller has fulfilled all applicable requirements regarding the duty of disclosure, candor and good faith in connection with each patent and patent application filed by the Seller.  Seller has not claimed a particular status, including, “Small Business Status,” in the application or other registration for any Transferred Intellectual Property, which claim of status was at the time made, or which has since become, inaccurate or false.

(B) Seller has taken reasonable steps to police the use of its Trademarks, and to the Knowledge of Seller, no Trademarks within the Transferred Intellectual Property conflicts or interferes with any Trademarks owned, used or applied for by any other Person, and no Trademarks owned, used or applied for by any other Person conflicts or interferes with any Trademarks within the Transferred Intellectual Property.  Seller has exercised adequate quality control measures concerning the use of Trademarks within the Transferred Intellectual Property by Seller’s licensees of such Trademarks; and

(C) Seller has not disclosed, furnished to or made accessible any of its Trade Secrets within the Transferred Intellectual Property to any Person who is not subject to a written agreement to maintain the confidentiality of such Trade Secrets, except to the extent not material to the Business.  Seller has, and reasonably enforces, a policy requiring each employee, consultant and independent contractor to execute a proprietary information, confidentiality and assignment agreement, substantially in the form(s) attached to Section 5.1(n)(vii)(C) of the Disclosure Schedules, and all current and former employees, consultants and independent contractors of Seller that generated, or had access to, Trade Secrets of Seller in connection with the conduct of the Business have executed such an agreement.

(viii) Except as set forth on Section 5.1(n)(viii) of the Disclosure Schedules, to the Seller’s Knowledge, the Seller has not infringed or misappropriated any Intellectual Property of any Person.  To the Seller’s Knowledge, the operation of the business as currently conducted or any part thereof, or as contemplated to be conducted, including the manufacture, use, marketing, sale and importation of products of the Seller and the possession, use, disclosure, copying or distribution of any information, data, products or other tangible or intangible asset in the possession of the Seller, and the possession or use by the Seller of the Transferred Intellectual Property has not, does not and will not infringe, misappropriate, dilute, violate or otherwise conflict with any Intellectual Property of any other Person or constitute a violation of the Lanham Act, unfair competition or unfair trade practices under the Law of any jurisdiction.  Except as set forth on Section 5.1(n)(viii) of the Disclosure Schedules, the Seller has not received any written notice of any claim (including by an offer to license any Intellectual Property) and, to the Seller’s Knowledge, there is no threatened claim, or any basis for any claim (whether or not pending or threatened), against the Seller asserting that the Seller infringes upon, misappropriates or otherwise conflicts with the Intellectual Property of any Person or constitute a violation of the Lanham Act, unfair competition or unfair trade practices under the Laws of any jurisdiction.

(ix) To the Seller’s Knowledge, none of the Transferred Intellectual Property owned by the Seller is being infringed or are otherwise used or available for use by any Person other than the Seller other than Licensed-Out Intellectual Property as set forth in Section 5.1(n)(ix) of the Disclosure Schedules.  Other than as set forth in Section 5.1(n)(ix) of the Disclosure Schedules, Seller has not given any notice to any Person asserting infringement or misappropriation by any such Person of any of the Transferred Intellectual Property.  Seller is not are aware of any actual, or, to the Seller’s Knowledge, threatened or potential, infringement, misappropriation, dilution, conflict or violation of the Transferred Intellectual Property or unauthorized manufacture, sale, marketing or use of Products by any Person.

(x) The Contracts as set forth in Section 5.1(n)(x) of the Disclosure Schedules constitute all the Contracts to which Seller is a party with respect to any Transferred Intellectual Property, except to the extent not material to the Business..

(xi) There are no product-specific brands or product-specific Trademarks, other than the Assigned Trademarks and Licensed Trademarks, that have been used, are used, or are held or intended for use with any Product relating to the Business by Seller or its licensees of the Assigned Trademarks and Licensed Trademarks.

(xii) Seller has disclosed in writing to Purchaser all Intellectual Property of any Person for which Seller has performed a non-infringement and/or validity analysis relating to the operation of the Business as currently conducted and as contemplated to be conducted.

(xiii) Except as set forth in Section 5.1(n)(xiii) of the Disclosure Schedules, Seller has not received any grant, loan, subsidy, investment or other source of funding from any Governmental or Regulatory Authority relating to the Business.  No facilities of a university, college, other educational institution or research center or Governmental or Regulatory Authority or funding from any Governmental or Regulatory Authority or other third party was used in the development of the Transferred Intellectual Property.  No current or former employee or independent contractor of Seller who was involved in, or who contributed to, the creation or development of any Transferred Intellectual Property has performed services for any Governmental Authority, university, college or other educational institution or research center during a period of time during which such employee or independent contractor was creating or developing any Transferred Intellectual Property.

(xiv) Except as set forth in Section 5.1(n)(xiv) of the Disclosure Schedules, there are no royalties, fees, honoraria or other payments payable by Purchaser to any Person by reason of the ownership, development, use, license, sale or disposition of the Transferred Intellectual Property, other than salaries and sales commissions paid to employees and sales agents in the ordinary course of business

(o) Labor and Employment Matters.

(i) No strike, labor dispute, slowdown, or work stoppage against the Seller relating to employees working with the Business (the “Business Employees”) is pending, or to the Knowledge of the Seller, threatened, or reasonably anticipated.  The Seller has no Knowledge of any activities or proceedings of any labor union to organize any Business Employees.  There are no actions, suits, claims, labor disputes or grievances pending or threatened or reasonably anticipated relating to any employee or labor matters involving any Business Employee, including charges of unfair labor practices.  Seller has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act with respect to any Business Employee.  Seller is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to the Business Employees and no collective bargaining agreement is being negotiated by the Seller regarding such employees.

(ii) Seller is not party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or governmental authority with respect to employment practices regarding any Business Employee.

(p) No Brokers.  Except for Houlihan Lokey, no broker, finder or similar agent has been employed by or on behalf of Seller, and no Person with which Seller has had any dealings or communications of any kind, is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

(q) Affiliate Transactions.  Except as set forth in Section 5.1(q) of the Disclosure Schedules, neither Seller, or any of its Affiliates, nor any current or former director, officer or employee of Seller, (i) has or has had any direct or indirect interest (A) in, or is, or was, a director, officer or employee of, any Person that is a client, customer, supplier, or competitor of Seller in connection with the Business or (B) in any material property, asset or right that is owned or used by or on behalf of Seller in the conduct of the Business or (ii) is, or during the last three fiscal years has been, a party to any agreement or transaction with Seller in connection with the Business.

(r) Customers.  Section 5.1(r) of the Disclosure Schedules sets forth the top ten (10) customers of the Business for each of 2008, 2009 and year to date 2010.  Except as set forth in Section 5.1(r) of the Disclosure Schedules, none of the customers listed thereon has cancelled, terminated or otherwise materially and adversely altered its relationship with the Business or notified Seller in writing or by any other formal notice of any intention to cancel, terminate or materially and adversely alter its relationship with Seller with respect to the Business.

(s) Suppliers.  Section 5.1(s) of the Disclosure Schedules sets forth the top five (5) suppliers of the Business for each of 2008, 2009 and year to date 2010.  Except as set forth in Section 5.1(s) of the Disclosure Schedules, none of the suppliers listed thereon has cancelled, terminated or otherwise materially and adversely altered its relationship with the Business or notified Seller in writing or by any other formal notice of any intention to cancel, terminate or materially and adversely alter its relationship with Seller with respect to the Business.

(t) Warranties; Product Liability; Product Returns.  The warranty policy(ies) of Seller that are still currently in effect for products of the Business sold at any time are listed in Section 5.1(t) of the Disclosure Schedules.

(i) Except as set forth in Section 5.1(t)(i) of the Disclosure Schedules, Seller has not during the last five (5) years been subject to any legal proceedings or, to its Knowledge, investigations by Governmental or Regulatory Authorities with respect to products sold or advertised for sale by the Business.

(ii) No product liability claims relating to the Business involving amounts in excess of $10,000 (or the equivalent value in the applicable currency) have occurred within the past five (5) years.

(iii) Seller’s return policy with respect to products sold by the Business is described in Section 5.1(t)(iii) of the Disclosure Schedules.

(iv) There have been no mass recalls or product destructions by Seller, or product returns outside the Ordinary Course of Business.

(v) There are no warranty claims pending or, to Seller’s Knowledge, threatened against Seller under any Contract which would reasonably be expected, individually or in the aggregate, to be material to Seller, taken as a whole.

(vi) All Inventory has been manufactured in accordance with cGMPs and meet the then-current specifications therefor and the information shown on the certificate of analysis provided for the particular shipment, as applicable.  For purposes of this Section 5.1(t), “cGMPs” means current good manufacturing practices required by the U.S. Food and Drug Administration, as set forth in the U.S. Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder, for manufacture and testing of products under such jurisdiction, and comparable laws or regulations applicable to the manufacture and testing of products in and under such jurisdictions outside the U.S., as they may be updated from time to time.

(u) Certain Business Activities.  Neither Seller nor any of its officers, directors, employees, agents or representatives, or any Affiliate of or any Person associated with or acting for or on behalf of Seller, has directly or indirectly, acting for or on behalf Seller:

(i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments in connection with the Business, including having made or attempted to make any improper contribution or gift, bribe, rebate, payoff, influence payment, kickback, or other improper payment to any Person, private or public, regardless of what form, whether in money, property, or services to (a) obtain favorable treatment for business or Contracts secured, (b) pay for favorable treatment for business or Contracts secured, or (c) obtain special concessions or for special concessions already obtained, in each of clauses (a), (b) and (c) in violation of any requirement of applicable Law;

(ii) to Seller’s Knowledge, made or attempted to make any such contribution or gift, bribe, rebate, payoff, influence payment, kickback, or other improper payment in violation of any applicable written policy of Seller;

(iii) established or maintained any fund or asset for the purpose of making any such contribution or gift, bribe, rebate, payoff, influence payment, kickback, or other improper payment in violation of any applicable Law or applicable written policy of Seller and which Seller or any of its officers, directors or employees has willfully failed to record in the Books and Records.  To the extent required by applicable Law, Seller has established and maintains a compliance program and reasonable internal controls and procedures that, for all periods prior to the Closing Date, were appropriate to the requirements of anti-corruption and anti-bribery laws; or

(iv) consummated any transaction, made any payment, entered into any contract or arrangement or taken any other action in violation of Section 1128B(b) of the U.S. Social Security Act, as amended, in connection with the Business.

To the Knowledge of Seller, no officer or director of Seller engaged in the Business is a foreign or domestic government official or employee or a candidate for any foreign or domestic political office.

(v) Insurance.  Section 5.1(v) of the Disclosure Schedules sets forth a true, correct and complete list, as of the date hereof, of all insurance policies maintained by or at the expense of or for the direct or indirect benefit of the Seller in connection with the Business.  Seller has made available to Purchaser true, correct and complete copies of all current insurance policies covering the Business, all of which are valid, enforceable, and in full force and effect.  All premiums payable under all such policies have been paid and Seller is otherwise in full compliance with the terms of such policies (or other policies providing substantially similar insurance coverage).  Seller has not received any notice regarding any actual or possible (a) cancellation or invalidation of any such insurance policy, (b) refusal of any coverage or rejection of any material claim under any such insurance policy or (c) adjustment in the amount of the premiums payable with respect to any such insurance policy.  There is no claim under or based upon any insurance policy of Seller that covers the Business, the Acquired Assets or any facilities related to the manufacture of the Products.

(w) Books and Records.  Seller has made and kept (and given Purchaser access to) the Books and Records, which, in reasonable detail, accurately and fairly reflect the activities of the Business.  Seller has not engaged in any transaction, maintained any bank account or used any corporate funds in connection with the Business, except as reflected in its normally maintained Books and Records.  The Books and Records have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

(x) Complete Copies of Materials.  Seller has made available to Purchaser true, correct and complete copies (or with respect to oral agreements, written summaries of the same) of each Contract and other document that has been requested by Purchaser or its counsel or that is referred to in the Disclosure Schedules.

(y) Absence of Undisclosed Liabilities.  Except as set forth in Section 5.1(y) of the Disclosure Schedules, and except for (i) obligations and liabilities incurred pursuant to Contracts made available to Purchaser or under any Contracts entered into by Seller subsequent to the date hereof, in each case, not in violation of this Agreement (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law), (ii) liabilities and obligations reflected in the Financial Statements, and (iii) liabilities and obligations incurred in the ordinary course of the Business since December 31, 2010, to the Knowledge of Seller, Seller does not have any liability or obligation of any nature that would be required by GAAP to be set forth on a balance sheet of the Seller prepared for the Business that would, individually or in the aggregate, have a material impact on the Business.

(z) Disclosure.  To the Knowledge of Seller, none of the representations or warranties made by Seller in this Agreement or any of the Related Agreements, and none of the statements made in any exhibit, schedule or certificate furnished by Seller pursuant to this Agreement contains, or will contain as of the date hereof or at the Closing, any untrue statement of a material fact or omits or will omit as of the date hereof or at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

5.2 Representations and Warranties of Purchaser.  Purchaser hereby represents and warrants to Seller as of the date of this Agreement that:

(a) Organization and Existence.  Purchaser is a Utah corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with full power and authority to own, lease, and operate its business and properties and to carry on its business as and where such properties and assets are now owned or leased and such business is now conducted.

(b) Authority and Approval.  Purchaser has the power to enter into this Agreement and each of the Related Agreements to which it is to be a party and to perform its obligations thereunder. The execution, delivery and performance by Purchaser of this Agreement and the Related Agreements to which it is to be a party, and the consummation by Purchaser of the transactions contemplated herein and therein, have been duly authorized by all required action on the part of Purchaser.  This Agreement has been duly executed and delivered by Purchaser and, when executed and delivered by Purchaser, the Related Agreements to which Purchaser is to be a party will have been duly executed and delivered by Purchaser.  This Agreement is, and each of the Related Agreements to which Purchaser is to be a party when executed and delivered by Purchaser will be, the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity (regardless of whether considered in a proceeding at Law or in equity).

(c) No Conflict.  The execution and delivery by Purchaser of this Agreement and each of the Related Agreements to which it is to be a party, and Purchaser’s compliance with the terms and conditions hereof and thereof, and the consummation by Purchaser of the transactions contemplated hereby and thereby, do not and will not (i) conflict with any of, or require any consent of any Person that has not been obtained under, Purchaser’s Organizational Documents, (ii) violate any provision of, or require any consent, authorization, or approval under, any Law or any Order applicable to Purchaser, (iii) conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization, or approval under, any material contract to which Purchaser is a party or by which it is bound or to which any of its assets or property is subject, or (iv) result in the creation of any Lien upon the assets or property of Purchaser, except in each case as would not reasonably be expected to have a material adverse effect on Purchaser or materially adversely affect the validity or enforceability of this Agreement against Purchaser or materially adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement.

(d) Governmental Approvals and Filing.  No consent, authorization, approval or action of, filing with, notice to, or exemption from any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or any Related Agreements to which Purchaser is to be a party or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain any such consent, approval or action, to make any such filing, to give any such notice or obtain any such exemption would not be reasonably expected to (i) have a material adverse effect on Purchaser or (ii) materially adversely affect the validity or enforceability against Purchaser of this Agreement or such Related Agreements or materially adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement.

(e) No Brokers.  No broker, finder or investment banker is entitled to any brokerage commission, finder’s fee or similar payment in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

ARTICLE 6

Additional Agreements

6.1 Operation of the Business.  Except as contemplated by this Agreement or as disclosed in Section 6.1 (referencing the applicable subsection of this Section 6.1) of the Disclosure Schedules (such exceptions and disclosed matters herein referred to as “Permitted Transactions”), from the date hereof until the earlier of the Closing or the termination of this Agreement, Seller shall, and shall cause its Affiliates to, (i)  use all reasonable efforts to continue, in a manner consistent with the past practices of the Business, operating and conducting the Business in the Ordinary Course of Business, and (ii) not to take any of the following actions in connection with or on behalf of the Business without the prior written approval of Purchaser (which approval shall not be unreasonably withheld or delayed):

(a) sell, lease, transfer of otherwise dispose of or encumber (other than Permitted Liens) any of the properties or assets of the Business, other than sales of products in the Ordinary Course of Business pursuant to a Material Contract;

(b) cancel any material debts or waive any material claims or rights pertaining to the Business;

(c) incur, assume or guarantee any indebtedness for borrowed money, other than trade debt incurred in the Ordinary Course of Business;

(d) make loans or advances on behalf of or for the Business to any Person, other than extensions of trade credit or advances to employees, in each case, in the Ordinary Course of Business;

(e) with respect to the products of the Business, change any pricing terms in effect as of the date hereof, or provide discounts or other incentives, in each case, other than in the Ordinary Course of Business;

(f) amend, modify, prematurely terminate, or breach, or waive any material rights or remedies under, any Material Contract, except as specifically required hereby;

(g) enter into any new Contract relating to the research, development, manufacture, or commercialization of products of the Business;

(h) take or undertake or incur or permit to exist any of the acts, transactions, events or occurrences specified in Section 5.1(f); or

(i) agree, whether in writing or otherwise, to do any of the foregoing.

6.2 Terminated Contracts.  Seller shall use commercially reasonable efforts to terminate all Terminated Contracts, including providing notice of termination in substantially the same form as set forth in Exhibit I-1 or Exhibit I-2 attached hereto to the respective counterparties thereto, as designated by Purchaser, within five (5) days from the date of this Agreement in accordance with terms and conditions thereof and obtaining consent of such other Person to terminate such Terminated Contract as may be required to terminate such Contract on or before the Closing Date.  To the extent Seller terminates any Terminated Contract subject to a notice or wind-down period during which the parties thereto will continue to exercise rights and perform obligations thereunder prior to the Closing Date (each a “Pre-Closing Wind-Down Period”), Seller shall continue to conduct its activities under such Terminated Contract during such Pre-Closing Wind-Down Period as such activities were conducted in the Ordinary Course of Business; provided, that Seller shall not sell cumulative quantities of products pursuant to such Terminated Contract during any such Pre-Closing Wind-Down Period that exceed one hundred twenty percent (120%) of Baseline Sales for such Pre-Closing Wind-Down Period and Seller shall cease all of its activities (including any supply of Products) under such Terminated Contract upon termination of such Terminated Contract.  As used herein, “Baseline Sales” with respect to a Pre-Closing Wind-Down Period means the average quantity of Product sold per day by Seller pursuant to the applicable Terminated Contract during the 2010 calendar year, multiplied by the number of days in the applicable Pre-Closing Wind-Down Period.  Seller shall further facilitate and assist Purchaser, as may be requested by Purchaser, to establish a direct relationship with the counterparty of any such Terminated Contract.

6.3 Modified Contracts.  Seller shall use commercially reasonable efforts to modify each of the Modified Contracts on or before the Closing Date or within a reasonable period of time thereafter (not to exceed sixty (60) days) to (i) terminate the terms and conditions of such Modified Contract with respect to Products for use in the Field of Use and (ii) clarify the terms and conditions of such Modified Contract with respect to any supply of Products for use outside the Field of Use will be subject to the appropriate label license for distribution solely outside the Field of Use, including providing notice of modification in substantially the same form as set forth in Exhibit J-1 or Exhibit J-2 attached hereto within five (5) days from the date of this Agreement in accordance with terms and conditions thereof and obtaining consent of such other Person to modify such Modified Contract as may be required to modify such Contract on or before the Closing Date.

6.4 Transfer of Know-How. In connection with the transfer of Assigned Know-How pursuant to Article 4, Seller shall, at the request of Purchaser, make available such personnel reasonably familiar with the transferred Assigned Know-How to consult with and assist the Purchaser in implementing such Assigned Know-How.

6.5 Repayment of Indebtedness.  Concurrent with the Closing, Seller shall, or cause its Affiliates to, repay and extinguish all Indebtedness (other than the Indebtedness set forth on Schedule 6.5), in each case without any further liability to Seller or Purchaser, and, Seller shall deliver to Purchaser a reasonable time prior to the Closing Date (as determined in good faith by Purchaser), executed payoff letters or final invoices, as applicable, from each lender, creditor, noteholder or other counterparty to which such Indebtedness is owing (whether or not then due and payable), in each case (a) that sets forth the amount to be paid on or prior to the Closing Date, together with wire transfer instructions, (b) evidencing that the payment of such amount would result in the full repayment, satisfaction, release, and discharge of all current and future obligations of Seller (and, in the case of hedging, swap or similar agreements, the complete unwind and settlement of such arrangements) in respect of such item (except obligations for indemnification and reimbursement that expressly survive repayment in full) and of all current and future Liens relating to such item and (c) contemplating the delivery of UCC-3 termination statements and mortgage releases that when filed or recorded, as the case may be, will be sufficient to release any and all Liens relating to such item. Seller shall arrange for delivery of all such UCC-3 termination statements and mortgage releases, if any, at the Closing.  On the Closing Date, Seller shall provide Purchaser with documentation reasonable acceptable to Purchaser that the Indebtedness has been paid and satisfied in full.  Notwithstanding the foregoing, Purchaser may, in its sole discretion, elect to pay directly to any counterparty to which Indebtedness owed the amount payable under the applicable pay off letter or invoice provided to Purchaser pursuant to the first sentence of this paragraph.  To the extent Purchaser elects to make such payment, the Purchase Price payable to Seller pursuant to Section 3.2 shall be correspondingly reduced, and Seller shall not be obligated to provide Purchaser with documentation evidencing the discharge of such Indebtedness.

6.6 Public Disclosures.  Prior to the Closing, no Party shall issue any press release or make (or cause to be made) any other public disclosures (including statements to employees) concerning the existence or contents of this Agreement or any Related Agreement without the prior written consent of the other Party (which shall not be unreasonably withheld, conditioned or delayed), unless a Party reasonably believes it is required by Law or regulation (of any applicable stock or securities exchange or otherwise) to make such public disclosure.  Following the Closing, Seller shall not issue any press release or make (or cause to be made) any other public disclosures (including statements to employees) concerning the existence or contents of this Agreement or any Related Agreement without the prior written consent of Purchaser.

6.7 Further Assurances and Cooperation.

(a) Further Assurances.  Subject to the terms and conditions of this Agreement, at any time and from time to time after the Closing, at a Party’s reasonable request, the other Party will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation, and assumption, and provide such materials and information and take such other actions as the other Party may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Purchaser all of the Acquired Assets and/or to put Purchaser in actual possession and operating control of the Acquired Assets and/or in order to more effectively effect the assumption by Purchaser of the Assumed Liabilities and Purchaser’s operation of the Business after the Closing Date.  Without limiting the generality of the foregoing, in the event that following the Closing, Purchaser or Seller indentifies a Contract or other asset that is related to the Business that was required to be disclosed pursuant to the terms hereof and which was not so disclosed (the “Undisclosed Asset”) and which, in the opinion of

 Purchaser, should have been an Acquired Asset, a Terminated Contract or a Modified Contract, but that was not provided for as such hereunder, each party shall take such reasonable actions as are specified by Purchaser to transfer and assign such unassigned Undisclosed Asset to Purchaser or to terminate or modify such Contract, as applicable.  In addition, for a period of six (6) months following the Closing, to the extent reasonably requested by Purchaser, Seller will cooperate with Purchaser to provide to Purchaser, to the extent reasonable under the circumstances, the benefits of any Contract that is related to the Business which Seller is party to which may be reasonably necessary or desirable to conduct the Business, provided that Purchaser shall promptly reimburse Seller for any out of pocket costs incurred with respect thereto.

(b) Post Closing Access to Books and Records.  Following the Closing, Seller will afford Purchaser, and its representatives, during normal business hours, reasonable access to, Shared Books and Records with respect to periods through the Closing and the right to make copies and extracts therefrom to the extent that such access may be reasonably required by Purchaser in connection with (i) the preparation of any Tax Returns, (ii) any Tax audit, Tax protest or other proceeding relating to Taxes, (iii) the determination or enforcement of rights and obligations under this Agreement, Related Agreements or the transactions contemplated hereby, (iv) compliance with the requirements of any Governmental or Regulatory Authority, or (v) any actual or threatened action or proceeding.  Each Party shall, and shall cause its Affiliates and representatives to, hold in confidence confidential information within Shared Books and Records that (A) with respect to Seller, its Affiliates and representatives, relate to the Business and (B) with respect to Purchaser, its Affiliates and representatives, relate to the Excluded Business; provided, however, the foregoing obligation shall not apply to information that (i) was in the public domain or enters the public domain other than through a breach of a Party of a confidentiality obligation; or (ii) is disclosed by a third party not under an obligation of non-disclosure.    In addition, the parties agree that confidential information may only be used for the purpose for which it was supplied.

(c) Cooperation.  If, in order to properly prepare any documents or reports required to be filed with any Governmental or Regulatory Authority, it is necessary that either Purchaser or Seller be furnished with additional information, documents or records relating to the Business, the Acquired Assets, the Excluded Liabilities or the Assumed Liabilities not referred to in Section 6.7(b), and such information, documents or records are in the possession or control of the other Party, such other Party will use its commercially reasonable efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient’s reasonable request and at recipient’s cost and expense; provided, further, that the parties agree that any Party receiving such materials shall be subject to the same obligations of confidentiality described in Section 6.7(b) above.  The parties will each provide the other with such assistance as may reasonably be requested in connection with the preparation of any Tax Return relating to the Business or Acquired Assets, or the audit or other examination by any Tax authority or judicial or administrative proceeding relating to or liability for Taxes arising out of the operations of the Business or ownership of the Acquired Assets.

6.8 Consents.  Seller shall use commercially reasonable efforts to obtain the consents, waivers and approvals to the Transferred Contracts listed on Schedule 4.2(a)(viii) hereto (the “Consents”).  The Consents shall be in a form acceptable to Purchaser.

6.9 Stockholder Approval; No Shop; Access to Information.

(a) Seller shall, in accordance with its Organizational Documents and applicable Laws, provide to its stockholders appropriate documents in connection with obtaining the written consents of the Seller’s stockholders of the transactions contemplated by this Agreement and the Related Agreements representing the Requisite Stockholder Approval and use all reasonable efforts to obtain such Requisite Stockholder Approval.

(b) Until the earlier of (i) the Closing, or (ii) the date of termination of this Agreement pursuant to the provisions of Article XI hereof, Seller shall not (nor shall Seller permit any of its officers, directors, employees, stockholders, agents, representatives or affiliates to), directly or indirectly, take any of the following actions with any party other than Purchase and its designees: (a) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the business, properties or technologies of the Company related in any way to the Business whether by merger, purchase of assets, tender offer, license or otherwise, or effect any such transaction; (b) permit any Lien to be applicable to any Acquired Assets or Licensed Intellectual Property; (c) disclose any information not customarily disclosed to any person concerning the Business; (d) assist or cooperate with any person to make any proposal to purchase all or any part of Seller or the Business; or (e) enter into any agreement with any person providing for the acquisition of all or any part of Seller or the Business, whether by merger, purchase of assets, license, tender offer or otherwise.  In the event that Seller, or any of its officers, directors, employees, stockholders, agents, representatives or affiliates shall receive, prior to the Closing or the termination of this Agreement in accordance with Article XI hereof, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (a), (d), or (e) above, or any request for disclosure or access as referenced in clause (c) above, Seller shall immediately (x) suspend any discussions with such offeror or party with regard to such offers, proposals, or requests and (y) notify Purchaser thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Purchaser may reasonably request.

(c) From the date hereof until the Closing, Seller shall afford Purchaser and its employees and representatives reasonable access, during regular business hours, in such a manner as to not unreasonably interfere with the operations of the Business, to any books, records, documents and personnel reasonably requested by Purchaser relating to the Business or the transactions contemplated hereby.  Seller shall give notice to Purchaser of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of Seller contained in this Agreement to be untrue or inaccurate at or prior to the Closing such that the conditions to the Closing would not be satisfied, and (ii) any failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that the conditions to the Closing would not be satisfied; provided, however, that, the delivery of any notice pursuant to this Section 6.9(c) shall not (i) limit or otherwise affect any remedies available to Purchaser or (ii) constitute an acknowledgment or admission of a breach of this Agreement.

6.10 Audited Financials and Required Financial Information.  As promptly as practicable following the Closing Date, but in any event no later than forty-five (45) days thereafter, Seller shall deliver to Purchaser audited financial statements and unaudited financial information and a consent of Seller’s auditors with respect thereto, in each case reasonably acceptable to Purchaser, that enable Purchaser to comply with its reporting obligations, including, without limitation, the filing of a Form 8-K with the Securities and Exchange Commission with respect to the transactions contemplated hereby in accordance with Item 9 of such form.  Schedule 6.10 contains a description of such audited and unaudited financial information based on the Purchaser’s current understanding of such requirements.

6.11 Physical Count of Inventory.  Seller shall provide all reasonable cooperation necessary to permit Purchaser and its auditor to conduct a reasonable physical count of the Inventory, wherever located, on the Closing Date or the first day or Business Day prior to the Closing Date, or such other time reasonably acceptable to Purchaser.

6.12 Confidentiality.  The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect and survive the Closing, except that the non-disclosure and non-use obligations of Purchaser under the Confidentiality Agreement in respect of information relating to the Acquired Assets and the Assumed Liabilities shall terminate at the Closing.  If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in all respects in accordance with its terms.

6.13 MidCap Release.  Within thirty (30) days following the Closing Date, Seller shall use commercially reasonable efforts to enter into a letter agreement with MidCap Credit LLC (“MidCap”) to clarify the release of the liens previously held by MidCap against the collateral includes all Transferred Intellectual Property, including the patents and patent applications and related rights, title and interests therein and thereto set forth on Schedule 6.13 attached hereto, in a manner reasonably acceptable to Purchaser.

6.14 Patent Fees.  Within thirty (30) days following the Closing Date, Seller shall make all the payments to the U.S. Patent and Trademark Office associated with maintaining, perfecting or preserving the Licensed Patents as set forth on Schedule 6.14 attached hereto.

6.15 Description of the Excluded Strain.  The Parties acknowledge that Seller is negotiating a Contract with The Cleveland Clinic pursuant to which The Cleveland Clinic would undertake certain research and development activities with respect to the Excluded Strain as a prescription pharmaceutical product to treat cardiovascular disease (such Contract, the “Cleveland Clinic Research Agreement”).  If the Cleveland Clinic Research Agreement includes a description or further identification of the Excluded Strain, Seller shall provide a copy to Purchaser of that portion of the Cleveland Clinic Research Agreement so describing or identifying the Excluded Strain promptly upon its execution by the parties thereto.  Additionally if within five (5) years of the Closing Date, Seller enters into or amends an agreement or provides to or receives from a commercial counter-party any other formal written documentation further describing or identifying the Excluded Strain (including detail or information not previously provided to Seller under this Section 6.15), Seller shall provide Purchaser with such portion of that agreement, amendment or documentation so describing or identifying the Excluded Strain promptly upon its execution by the parties thereto, provision or receipt, as applicable.

ARTICLE 7

Indemnification

7.1 Indemnification by Seller and Purchaser.

(a) Indemnification by Seller.  Subject to the terms and conditions of this Agreement, Seller will indemnify and hold harmless Purchaser, its Affiliates and their respective officers, directors, managers, employees, agents, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) against and in respect of any Damages suffered or incurred by any Purchaser Indemnified Party based upon, arising out of or otherwise in respect of any of the following:

(i) any breach or inaccuracy of any representation or warranty of Seller contained in Section 5.1 of this Agreement or in Article 14 of the License Agreement;

(ii) any breach of or failure to perform any covenant, agreement or obligation of Seller in this Agreement;

(iii) the Excluded Liabilities;

(iv) any fraud in connection with, or any willful breach of, this Agreement;

(v) any Shortfall Consideration; or

(vi) Seller’s portion of any Agent Interpleader Expenses or Agent Indemnification Expenses.

(b) Indemnification by Purchaser.  Subject to the terms and conditions of this Agreement, Purchaser will indemnify and hold harmless Seller and its Affiliates and their respective officers, directors, managers, employees, agents, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) against and in respect of any Damages suffered or incurred by any Seller Indemnified Party based upon, arising out of or otherwise in respect of any of the following:

(i) any breach or inaccuracy of any representation or warranty of  Purchaser contained in Section 5.2 of this Agreement;

(ii) any breach of or failure to perform any covenant, agreement or obligation of Purchaser in this Agreement;

(iii) the Assumed Liabilities;

(iv) any fraud in connection with, or any willful breach of, this Agreement; or

(v) Purchaser’s portion of any Agent Interpleader Expenses or Agent Indemnification Expenses.

7.2 Indemnification Procedures.

(a) If a claim for Damages (a “Claim”) is proposed to be made by a party entitled to indemnification hereunder (the “Indemnified Party”) against the party from whom indemnification is claimed (the “Indemnifying Party”), the Indemnified Party will give notice (a “Claim Notice”) to the Indemnifying Party as soon as practicable after the Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Article 7.  The failure of any Indemnified Party to give timely notice of a Claim pursuant to this Section 7.2 will not affect the rights of the Indemnified Party or the obligation of the Indemnifying Party hereunder except to the extent, and only to the extent, that the Indemnifying Party demonstrates actual damage caused by such failure.  Notwithstanding the foregoing, a Claim Notice that is subject to the survival period set forth in Section 7.3 below must be made within the applicable survival period.  A Claim Notice shall describe in reasonable detail the nature of the Claim, including an estimate of the amount of Damages that have been or may be suffered or incurred by the Indemnified Party attributable to such claim (to the extent reasonably ascertainable at such time), and the basis of the Indemnified Party's request for indemnification under this Agreement.  Further, the Indemnified Party will reasonably cooperate with the Indemnifying Party and will provide to the Indemnifying Party, at the Indemnifying Party’s expense, such reasonable information in the Indemnified Party’s possession that relates to such claim.

(b) If any Person commences any action or proceeding (each a “Third Party Action”) with respect to any matter as to which any of the Purchaser Indemnified Parties intends to seek indemnification under Section 7.1(a), or with respect to any matter as to which any of the Seller Indemnified Parties intends to seek indemnification under Section 7.1(b), the Indemnified Party will promptly notify the Indemnifying Party of the existence of such Third Party Action (and in any event within ten (10) Business Days after the service of any summons or citation).  The failure of any Indemnified Party to give timely notice hereunder will not affect rights to indemnification hereunder, except to the extent, and only to the extent, that the Indemnifying Party demonstrates actual damage caused by such failure.  Notwithstanding the foregoing, a Claim Notice for a Third Party Action that is subject to the survival period set forth in Section 7.3 must be made within such survival period.  Such Claim Notice must describe in reasonable detail the nature of the Third Party Action, including an estimate of the amount of Damages that have been or may be suffered or incurred by the Indemnified Party attributable to such Third Party Action (to the extent reasonably ascertainable at such time), and the basis of the Indemnified Party’s request for indemnification under this Agreement. Further, the Indemnified Party will reasonably cooperate with the Indemnifying Party and will provide to the Indemnifying Party, at the Indemnifying Party’s expense, such reasonable information in the Indemnified Party’s possession that relates to such Third Party Action.

(c) The Indemnifying Party shall be entitled, at its expense, to participate in, but not to determine or conduct, the defense of any such Claim.  If there is a third party claim that, if adversely determined, would give rise to a right of recovery for Damages hereunder, then any amounts incurred by the Indemnified Parties in defense of such third party claim, regardless of the outcome of such claim, shall be deemed Damages hereunder.  The Indemnified Parties shall have the right in their sole discretion to conduct the defense of, and to settle, any such claim and the Indemnifying Party shall not be entitled to participate in any negotiation of settlement, adjustment or compromise with respect to any such Claim; provided, however, that except with the consent of Seller, in the case of the Purchaser Indemnified Parties, or Purchaser, in the case of Seller Indemnified Parties (in each case, such consent not to be unreasonably withheld or delayed), no settlement of any such Claim with third party claimants shall be determinative of the amount of Damages relating to such matter; provided further, however, the consent of the Indemnifying Party with respect to any settlement of any such Claim shall be deemed to have been given unless the Seller, in the case of Purchaser Indemnified Parties, or Purchaser, in the case of Seller Indemnified Parties, shall have objected within twenty (20) days after a written request for such consent by the Indemnified Party.  In the event that Seller, in the case of Purchaser Indemnified Parties, or Purchaser, in the case of Seller Indemnified Parties, has consented to any such settlement, adjustment or compromise, the Indemnifying Party, shall have no power or authority to object under any provision of this Article 7 to the amount of such settlement, adjustment or compromise constituting a Payable Claim.

7.3 Survival.  Except in the case any fraud in connection with this Agreement, with the exception of the representations and warranties contained in (a) Section 5.1(a) (“Organization and Existence”), 5.1(b) (“Authority and Approval”), 5.1(p) (“No Brokers”), 5.2(a) (“Organization and Existence”), 5.2(b) (“Authority and Approval”), 5.2(e) (“No Brokers”) (with respect to each Party, the “Fundamental Representations”), which representations and warranties will survive the Closing without limitation as to time, and (b) 5.1(n) (“Intellectual Property”), 5.1(l)(ii) (“Sufficiency”), and 5.1(g) (“Taxes”), which will survive the Closing until the thirtieth (30th) day following the expiration of the applicable statute of limitations and thereafter be void and of no further force and effect, all representations and warranties contained in this Agreement will survive the Closing for a period ending upon the completion of Purchaser’s audit of the first fiscal year that ends following the later of the Closing or June 1, 2011, at which time they shall terminate, are void, and of no further force or effect (the date of the completion of Purchaser’s audit, the “Survival Date” and the next Business Day following such date, the “Escrow Release Time”).  No indemnification will be payable for any Claim for Damages pursuant to Section 7.1(a)(i) or Section 7.1(b)(i) with respect to any inaccuracy or breach of any representation or warranty after termination of the applicable survival period specified in this Section 7.3, except with respect to Claims made prior to such termination pursuant to Section 7.2 but not then resolved (such representation or warranty surviving with respect to such Claim until resolution of such Claim). The covenants in this Agreement shall survive without limitation, it being understood that the representations and warranties contained in Article 5 shall not be deemed covenants hereunder.

7.4 Limitations.  The rights to indemnification under Section 7.1(a) are subject to the following limitations:

(a) Cap.  The aggregate amount which all of the Purchaser Indemnified Parties will be entitled to receive for all claims under Section 7.1(a)(i) for any misrepresentation or breach by Seller of the representations and warranties set forth in Section 5.1 of this Agreement is limited to 15% of the Purchase Price (the “Cap”); provided, however, that the amount which all Purchaser Indemnified Parties will be entitled to receive for claims under Section 7.1(a)(i) with respect to a breach of Section 5.1(n) (“Intellectual Property”) and Section 5.1(l)(ii) (“Sufficiency”), when aggregated with all other Claims under Section 7.1(a)(i), is limited to 50% of the Purchase Price.

(b) Basket.  Seller will have no obligation to indemnify any Purchaser Indemnified Parties for any Claims under Section 7.1(a)(i) until the aggregate amount of all Damages incurred by the Purchaser Indemnified Parties for which a Claim is brought under Section 7.1(a)(i), exceeds $350,000 (the “Basket Amount”), after which Seller must indemnify the Purchaser Indemnified Parties to the full extent of Damages including the Basket Amount, subject to the Cap.

(c) Exclusions from Sections 7.4(a) and 7.4(b) Limitations.  The limitations under Sections 7.4(a) and 7.4(b) will not apply with respect to (i) any Claims arising out of Seller’s fraud in connection with this Agreement, (ii) any Claims for indemnification under Section 7.1(a)(i) with respect to any misrepresentation or breach by Seller of any Fundamental Representations, or (iii) any Claims for indemnification under Sections 7.1(a)(ii) through (vi); provided, however, that the aggregate amount which all of the Purchaser Indemnified Parties will be entitled to receive with respect to any misrepresentation or breach of a Fundamental Representation, when taken together with all other Claims under Section 7.1(a)(i), (ii), (v) and (vi), shall be limited to the Purchase Price; provided, further, that the aggregate amount which all of the Purchaser Indemnified Parties will be entitled to receive with respect to any Claims for indemnification under Sections 7.1(a)(iii) or (iv) shall not be capped.

(d) Other Limitations.  Notwithstanding anything to the contrary contained in this Agreement or otherwise, the parties expressly intend and agrees as follows:

(i) The amount of any Damages incurred by a Purchaser Indemnified Party shall be reduced by any amount actually recovered by a Purchaser Indemnified Party with respect thereto under any insurance coverage (net any costs and expenses, including the present value of any insurance premium increases); provided, however, that Purchaser shall not be obligated to seek any such proceeds, benefits or recoveries.

(ii) The indemnification provisions provided for in this Article 7 will be the exclusive remedy for any breach of any representation, warranty, covenant, or agreement contained in this Agreement; provided, however, that nothing in this Agreement shall limit the rights or remedies of any Indemnified Party in connection with (i) any fraud in connection with, or willful breach of, this Agreement or the Related Agreements, (ii) any Related Agreement or (iii) seeking any equitable remedies.

(iii) Nothing in this Article 7 shall limit the liability of any Party hereto for any breach of any representation, warranty, covenant or agreement contained in this Agreement or any Related Agreement if the transactions contemplated hereby do not close.

(iv) Notwithstanding anything to the contrary set forth in this Agreement, the parties hereto agree and acknowledge that any Indemnified Party may bring a Claim for indemnification for any Damages under this Article 7 notwithstanding the fact that such Indemnified Party had Knowledge of the breach, event or circumstance giving rise to such Damages prior to the Closing or waived any condition to the Closing related thereto.

(v) Each Indemnified Party shall use commercially reasonable efforts to mitigate any Damages which are the subject of Claims hereunder.

(vi) Except in the case of fraud, until the Escrow Fund is exhausted or released in full, any payment to a Purchaser Indemnified Party, in respect of claims under Section 7.1(a)(i) for any misrepresentation or breach by Seller of the representations and warranties set forth in Section 5.1 of this Agreement, shall be paid from the Escrow Fund.

7.5 Resolution of Indemnification Disputes.  If an Indemnifying Party disputes or contests the basis or amount of any Claim set forth in a Claim Notice delivered by an Indemnified Party in accordance with the provisions of Article 7, the dispute will be resolved as set forth in this Section 7.5.

(a) An Indemnifying Party may object to a claim for indemnification set forth in Claim Notice by delivering to the Indemnified Party seeking indemnification a written statement of objection to the claim made in the Claim Notice (an “Objection Notice”); provided, however, that, to be effective, such Objection Notice must (A) be delivered to the Indemnified Party prior to the 45th day following the receipt of the applicable Claim Notice (such deadline, the “Objection Deadline” for such Claim Notice and the Claims for indemnification contained therein) and (B) set forth in reasonable detail the nature of the objections to the Claims in respect of which the objection is made.

(b) To the extent the Indemnifying Party does not object in writing (as provided in Section 7.5(a)) to the Claims contained in such Claim Notice prior to the Objection Deadline for such Claim Notice, such failure to so object shall be an irrevocable acknowledgment by the Indemnifying Party that the Indemnified Party is entitled to the full amount of the claims for Damages set forth in such Claim Notice (and such entitlement shall be conclusively and irrefutably established) with respect to the applicable parties against the Indemnifying Party (any such claim, an “Unobjected Claim”).  Within 30 days of a claim becoming an Unobjected Claim, the Indemnifying Party shall make the applicable payment to such Indemnified Party, subject to Section 7.4 and Section 7.6.

(c) In case an Indemnifying Party timely delivers an Objection Notice in accordance with Section 7.5(a), the Indemnifying Party and the Indemnified Parties shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such Claims.  If the Indemnifying Party and the Indemnified Parties reach an agreement, a memorandum setting forth such agreement shall be prepared and signed by all applicable parties (any claims covered by such an agreement, “Settled Claims”).  Any amounts required to be paid as a result of a Settled Claim shall be paid by the Indemnifying Party to the Indemnified Parties pursuant to the Settled Claim within 30 days of the applicable claim becoming a Settled Claim, subject to Section 7.4 and Section 7.6.

(d) If no such agreement can be reached after good faith negotiation prior to 45 days after delivery of an Objection Notice, then upon the expiration of such 45-day period either the Indemnifying Party or the Indemnified Parties may demand arbitration of the matter unless the amount of the Damages that is at issue is the subject of a pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted pursuant to Section 12.2.  Claims determined by arbitration as provided in this Section 7.5(d) are referred to as “Resolved Claims.”

(e) A “Payable Claim” shall mean a claim for indemnification of Damages under this Article 7, to the extent that such claim has not yet been satisfied by cash payment or by release to the applicable Indemnified Party of funds from the Escrow Fund, that is (i) a Resolved Claim, (ii) a Settled Claim, or (iii) an Unobjected Claim.  An “Unresolved Claim” shall mean any claim for indemnification of Damages under this Article 7 specified in any Claim Notice delivered pursuant to Section 7.2(a), to the extent that such claim is not a Payable Claim and has not been satisfied by cash payment or release to the applicable Indemnified Party of funds from the Escrow Fund.

7.6 Escrow Arrangements.

(a) General.  Subject to Section 7.5 above, by virtue of this Agreement and as partial security for Seller’s indemnity obligations provided for in Section 7.1(a) hereof, subject to the terms of this Agreement, the Purchaser Indemnified Parties shall have the right (but not the obligation), in the manner provided in this Section 7.6, to recover the amount of any Damages with respect to which the Purchaser Indemnified Parties are entitled to indemnification hereunder by the release of funds from the Escrow Fund.

(b) Escrow Fund.  At the Closing, Purchaser will deposit with the Escrow Agent an amount equal to the Escrow Amount without any act of Seller, such deposit of the Escrow Amount to constitute an escrow fund to be governed by the terms set forth herein.  The Escrow Amount (plus any interest paid on such Escrow Amount in accordance with Section 7.6(d)(ii) hereof) (collectively, the “Escrow Fund”) shall be available to compensate the Purchaser Indemnified Parties for any claims by such parties for any Damages suffered or incurred by them and for which they are entitled to recovery under this Article 7. The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto.

(c) Satisfaction of Claims.

(i) On the date that any Claim becomes a Payable Claim for which a Purchaser Indemnified Party has elected to seek recovery from the Escrow Fund, the Escrow Amount shall be irrevocably and immediately reduced by the amount of such claim and the payment of such amount from the Escrow Fund shall be made to the Purchaser Indemnified Parties in accordance with this Section 7.6(c)(i).  In such event, Purchaser and Seller shall promptly deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release to the applicable Purchaser Indemnified Party an amount from the Escrow Fund equal to the amount of each such reduction of the Escrow Amount, plus a pro rata portion (based on the amount of such reduction of the Escrow Amount relative to the rest of the aggregate Escrow Amount) of all amounts in the Escrow Fund that exceed the aggregate Escrow Amount as of immediately before such release.

(ii) At the Escrow Release Time, if the Escrow Amount exceeds the amount of the Unresolved Claims that, if successful, would be payable by Seller, then the remaining Escrow Amount shall be reduced by the amount of such excess and paid from the Escrow Fund to Seller in accordance with this Section 7.6(c)(ii).  In addition, from and after the Escrow Release Time, until the Escrow Amount has been fully depleted pursuant to Section 7.6(c)(i), at such time that each Unresolved Claim becomes resolved as a Payable Claim, either in full or in part, the portion of the Escrow Amount attributable to a Payable Claim shall be paid to the Purchaser Indemnified Party in accordance with Section 7.6(c)(i), and the portion of the Escrow Amount attributable to a Claim that is not a Payable Claim and that is not necessary to satisfy any Unresolved Claims, that, if successful, would be payable by Seller shall be paid to Seller in accordance with this Section 7.6(c)(ii).  In such event, Purchaser and Seller shall promptly deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release to Seller an amount from the Escrow Fund equal to the amount of such reduction of the Escrow Amount, plus a pro rata portion (based on the amount of such reduction of the Escrow Amount relative to the rest of the aggregate Escrow Amount) of all amounts in the Escrow Fund that exceed the aggregate Escrow Amount as of immediately before such release.

(iii) Until the Escrow Release Time, Purchaser shall have the right (but not the obligation) to recover, from time to time, all or part of the amount of any Payable Claims by setting off such amount against all or part of the amount then-owing by Seller to Purchaser with respect to the Royalty Payments under the License Agreement; provided, however, that the amount of all Payable Claims satisfied by offset pursuant to this Section 7.6(c)(iii) shall not exceed the Royalty Payments Offset Amount, it being understood that any deductions from the Escrow Fund shall not count towards the Royalty Payments Offset Amount.

(d) Protection of Escrow Fund.

(i) The Escrow Agent shall hold and safeguard the Escrow Fund, shall treat such fund as a trust fund in accordance with the terms of this Agreement and shall hold and dispose of the Escrow Fund only in accordance with the terms of this Article 7. The interests of the Seller shall not be transferable without the prior written consent of Purchaser.

(ii) The Escrow Amount shall be invested in the Escrow Agent’s Money Market Account, as fully described on Schedule 7.6(d)(ii) hereto, and any interest paid on such Escrow Amount shall be added to the Escrow Fund and become a part thereof and available for payment to the applicable Purchaser Indemnified Party or Seller, as the case may be.  The parties hereto agree that Purchaser is the owner of any cash in the Escrow Fund for Tax purposes, and that all interest on or other taxable income, if any, earned from the investment of such cash pursuant to this Agreement shall be treated for Tax purposes as earned by Purchaser.  The parties intend the Escrow Amount to qualify for installment sale reporting under Section 453 of the Code.

(e) Escrow Agent’s Duties.

(i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an authorized representative of each of Purchaser and Seller, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties.  The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.

(ii) In order to perform its duties pursuant to Section 7.6(e)(i), the Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other Person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court.  In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(v) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any Party for damages, losses or expenses, except for fraud, bad faith, gross negligence or willful misconduct on the part of the Escrow Agent.  Subject to the foregoing sentence, the Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority.  In addition, the

Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel.  The Escrow Agent is not responsible for determining and verifying the authority of any Person acting or purporting to act on behalf of any Party to this Agreement.

(vi) If any controversy arises between the Parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it.  The Escrow Agent may hold all documents and the Escrow Amount and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement.  In such event, the Escrow Agent will not be liable for damages.  Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves.  The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Amounts held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (the “Agent Interpleader Expenses”) and which the parties agree to pay as follows: 50% to be paid by Purchaser and 50% to be paid by Seller; provided, however, that in the event Seller fails to timely pay its portion of the Agent Interpleader Expenses, the parties agree that Purchaser may at its option pay Seller’s portion of the Agent Interpleader Expenses and recover an equal amount (which shall be deemed a Payable Claim) from the Escrow Fund.  Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

(vii) Purchaser and Seller and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation, counsel fees, including disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of its duties under this Agreement, including any litigation arising from this Agreement or involving its subject matter, other than those arising out of the gross negligence or willful misconduct of the Escrow Agent (the “Agent Indemnification Expenses”) as follows: 50% to be paid by Purchaser and 50% to be paid by Seller; provided, however, that in the event Seller fails to timely pay its portion of the Agent Indemnification Expenses, the parties agree that Purchaser may at its option pay Seller’s portion of the Agent Indemnification Expenses and recover an equal amount (which shall be deemed a Payable Claim) from the Escrow Fund.

(viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to Purchaser and Seller; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Purchaser and Seller shall use their reasonable best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice.  If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of Ohio.  The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent.  Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

(f) Fees.  All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Purchaser in accordance with the standard fee schedule of the Escrow Agent.  It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement.  In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, including allocated costs of in house counsel, and expenses occasioned by such default, delay, controversy or litigation.

(g) Successor Escrow Agents.  Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Agreement without further act.

7.7 Treatment of Indemnification Payments.  For all purposes hereunder, any indemnification payments made pursuant to Article 7 of this Agreement will be treated as an adjustment to the Purchase Price.
ARTICLE 8

Employee Matters

8.1 COBRA.  Seller agrees and acknowledges that for so long as the selling group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-3(a)) of which it is a part (the “Selling Group”) continues to offer a group health plan to employees after the Closing Date, that Seller and the Selling Group shall be solely responsible for providing notice of and continuation of coverage under COBRA to those individuals who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a)) with respect to the transactions contemplated by this Agreement (collectively, the “M&A Qualified Beneficiaries”).  Seller further agrees and acknowledges that in the event that Seller, and or any member of the Selling Group, ceases to provide any group health plan to any employee prior to the expiration of the continuation coverage period for all M&A Qualified Beneficiaries (pursuant to Treasury Regulation Section 54.4980B-9, Q&A-8(c)), then Seller shall provide Purchaser with (a) written notice of such cessation as far in advance of such cessation as is reasonably practicable (and, in any event, at least thirty (30) days prior to such cessation), and (b) all information necessary or appropriate for Purchaser to offer any continuation coverage to such M&A Qualified Beneficiaries as may be required under COBRA.  Purchaser shall be solely responsible for providing notice of and continuation of coverage under COBRA to those M&A Qualified Beneficiaries should Seller and/or the Selling Group no longer maintain a group health plan after the Closing Date and after providing the written notice to Purchaser required by this Section 8.1.

ARTICLE 9

Non-Competition and Non-Solicitation

9.1 Non-Competition and Non-Solicitation.

(a) Seller acknowledges that an important part of the benefit that Purchaser will receive in connection with the transactions contemplated hereby is the ability to conduct the Business free from competition from Seller and its Affiliates.  In order that Purchaser may enjoy such benefits, Seller hereby agrees that during the period of five (5) years from the Closing Date (the “Non-Competition Period”): (i) Seller shall not, directly or indirectly, (A) engage or participate or have any ownership or other financial interest in, or in any way assist, authorize or grant rights to (as an employee, agent, consultant, investor, partner, shareholder or otherwise) any Person to engage in, any business or enterprise that competes in the business of providing Products in the Field of Use in the Non-Competition Area, (B) research, develop, manufacture, distribute, market, promote, or otherwise commercialize, or in any way assist, authorize or grant any rights to any Person to research, develop, manufacture, distribute, market, promote, or otherwise commercialize, any Product that competes in the Field of Use in the Non-Competition Area, (C) induce any employee or consultant of Purchaser in the Non-Competition Area to (1) terminate such person’s employment with Purchaser (in the case of a then current employee), or cease providing services to Purchaser (in the case of a then current consultant), (2) engage in any of the activities prohibited to Seller under clauses (A) or (B) above; (3) hire or encourage any Person to hire any employee of Purchaser or any person who was an employee of Purchaser during the twelve (12) month period preceding the date of proposed hire; or (4) divert, solicit or attempt to divert, or assist or encourage any Person in diverting, soliciting or attempting to divert, to or for any business or enterprise in competition with Purchaser, any customer or supplier of Purchaser; provided, however, that, the foregoing shall not prohibit Seller from (i) acquiring, solely as an investment, securities of any Person engaged in a business competitive with the Business listed on a national securities exchange or regularly traded in the over-the-counter market (including any such Person that is subsequently taken private); provided, that such ownership, collectively, does not exceed one percent (1%) of any class of securities of such Person and that Seller’s involvement with such Person does not include the active control, operations or management of such Person in the Non-Competition Area, or (ii) participating, directly or indirectly, in the research, development, manufacture, commercialization or sale of products containing the Excluded Strain as their primary active ingredient solely for use as a prescription pharmaceutical product for the treatment of cardiovascular disease.

(b) Seller agrees and acknowledges that the duration and scope of the covenant not to compete, the non-solicitation/no-hire, and other provisions described in this Section 9.1 are fair, reasonable, and necessary in order to protect the legitimate interests of Purchaser, and that adequate consideration has been received by Seller for such obligations.  If, however, for any reason any court determines that the restrictions in this Section 9.1 are not reasonable or that such consideration is inadequate, such restrictions shall be interpreted, modified or rewritten to include as much of the duration, scope, and geographic area identified in this Section 9.1 as will render such restrictions valid and enforceable.

(c) Seller acknowledges that any breach of the provisions contained in this Section 9.1 will result in serious and irreparable injury to Purchaser.  Therefore, Seller acknowledges and agrees that in the event of a breach by Seller of these provisions, Purchaser shall be entitled to, in addition to any other remedy at law or in equity to which Purchaser may be entitled, equitable relief against Seller, including, without limitation, an injunction to restrain Seller from such breach and to compel compliance with the obligations of the other parties hereunder in protecting or enforcing Purchaser’s rights and remedies, all without the necessity of posting of any bond.

ARTICLE 10

Closing

10.1 Conditions to the Obligations of Purchaser.  The obligations of Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Purchaser:

(a) Accuracy of Representations and Warranties.  The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the date hereof and as of the Closing Date except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date;

(b) Covenants.  Seller shall have performed and complied with in all material respects all of its respective obligations required by this Agreement and the Related Agreements to which it is a party to be performed or complied with at or prior to the Closing Date;

(c) Consents and Approvals.  All consents and approvals required to be obtained in connection with the consummation of the transactions contemplated by this Agreement and listed on Schedule 4.2(a)(viii) hereto shall have been duly obtained by or on behalf of Seller;

(d) No Material Adverse Effect.  There shall not have occurred a Material Adverse Effect with respect to the Acquired Assets, Assumed Liabilities, or the Business;

(e) Requisite Stockholder Approval.  The transactions contemplated by this Agreement and the Related Agreements shall have been duly approved by the Requisite Stockholder Approval, and such approval shall not have been effectively withdrawn, rescinded or otherwise revoked;

(f) Seller Deliverables. Seller shall have delivered to Purchaser all of the Seller Deliverables;

(g) Legal Opinion.  Purchaser shall have received a legal opinion from counsel to the Seller in the form attached hereto as Exhibit H; and

(h) Officer’s Certificate.  Seller shall have delivered to Purchaser a certificate executed by an executive officer of Seller, dated as of the Closing Date, certifying the foregoing.

10.2 Conditions to the Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Seller:

(a) Accuracy of Representations and Warranties.  The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the date hereof and as of the Closing Date except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date;

(b) Covenants.  Purchaser shall have performed and complied with in all material respects all of its obligations required by this Agreement and the Related Agreements to which it is a party to be performed or complied with at or prior to the Closing Date;

(c) Purchaser Deliverables. Seller shall have delivered to Seller all of the Purchaser Deliverables; and

(d) Officer’s Certificate.  Purchaser shall have delivered to Seller a certificate executed by an executive officer of Purchaser, dated as of the Closing Date, certifying the foregoing.

10.3 Conditions to Obligations of Purchaser and Seller.  The respective obligations of Purchaser and Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

(a) No Injunction, Etc.  At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any Governmental or Regulatory Authority that is in effect that prohibits or materially restricts the consummation of the transactions contemplated by this Agreement or the Related Agreements; provided, however, that the benefits of this Section 10.3(a) shall not be available to a Party whose failure to fulfill its obligations pursuant to Section 6.7 shall have been the cause of, or shall have resulted in, such injunction, restraining order or decree.

ARTICLE 11

Termination

11.1 Termination Events.  Without prejudice to other remedies which may be available to the parties by Law or this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned prior to Closing:

(a) by mutual written consent of the parties;

(b) by Purchaser or Seller, by written notice to the other if:

(i) the Closing shall not have been consummated on or before June 15, 2011, unless extended by written agreement of the parties; provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any Party whose failure to perform or comply with any of its obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur by such date; or

(ii) any Governmental Authority shall have enacted, promulgated, issued, entered or enforced (A) any Law prohibiting the transactions contemplated hereby or making them illegal, or (B) any injunction, judgment, order or ruling or taking any other action, in each case, permanently enjoining, restraining or prohibiting the transactions contemplated hereby, which shall have become final and nonappealable.

(c) by Purchaser:

(i) if there has been a breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement such that the conditions set forth in Section 10.1 would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) Business Days following receipt by Seller of written notice of such breach from Purchaser; provided, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 11.1(c) if Purchaser is then in material breach of the representations, warranties, covenants or agreements contained herein; or

(ii) if all of the conditions set forth in Article 10 shall have been satisfied and Seller shall not have made (or been prepared to make) all of the deliveries required by Section 4.2(a) on or before the date designated for Closing pursuant to Section 4.1; or

(d) by Seller:

(i) if there has been a breach of any representation, warranty, covenant or agreement of Purchaser contained in this Agreement such that the conditions set forth in Section 10.2 would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) Business Days following receipt by Purchaser of written notice of such breach from Seller; provided, that Seller shall not have the right to terminate this Agreement pursuant to this Section 11.1(d) if Seller is then in material breach of the representations, warranties, covenants or agreements contained herein; or

(ii) if all of the conditions set forth in Article 10 shall have been satisfied and Purchaser shall not have made (or been prepared to make) all of the deliveries required by Section 4.2(b) on or before the date designated for Closing pursuant to Section 4.1.

11.2 Effect of Termination.  In the event of any termination of the Agreement as provided in Section 11.1 above, then all further obligations of the parties under this Agreement shall terminate without further liability on the part of either Party to the other, other than (a) with respect to the obligations of Purchaser and Seller under the Confidentiality Agreement and Sections 6.6,

11.2, and 12.15 of this Agreement, (b) liability for any fraud in connection with, or willful breach of, any warranty, representation, covenant or obligation given, occurring or arising pursuant to this Agreement, including failing to consummate the transactions contemplated hereby and (c) specific performance as contemplated in Section 12.12.  Nothing herein nor any termination hereof shall limit the right of the non-breaching Party to seek specific performance and all other remedies available at law or equity.  A Party’s right to terminate this Agreement is in addition to, and not in lieu of, any other legal or equitable rights or remedies which such Party may have.

ARTICLE 12

Miscellaneous

12.1 Governing Law and Jurisdiction.  This Agreement will be governed by and be construed in accordance with the Laws of the State of Delaware, without regard however to the conflicts of laws principles thereof.

12.2 Resolution of Conflicts; Arbitration.  Subject to Section 7.5, any claim or dispute arising out of or related to this Agreement, or the interpretation, making, performance, breach or termination thereof, shall (except as specifically set forth in this Agreement) be finally settled by binding arbitration in Chicago, Illinois in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof.  The arbitrator(s) shall have the authority to grant any legal remedies that would be available in any judicial proceeding instituted to resolve a dispute.

(a) Selection of Arbitrators.  Such arbitration shall be conducted by a single arbitrator chosen by mutual agreement of Purchaser and Seller. Alternatively, at the request of either Party before the commencement of arbitration, the arbitration shall be conducted by three independent arbitrators, none of whom shall have any competitive interests with Purchaser or Seller.  Purchaser and Seller shall each select one arbitrator.  The two arbitrators so selected shall select a third arbitrator.

(b) Discovery.  In any arbitration under this Section 12.2, the arbitrator(s) shall determine the appropriate rules and procedures of the American Arbitration Association which shall govern the discovery process relating to any dispute between Purchaser and Seller.

(c) Decision.  The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to any claim or dispute (including the validity and amount of any indemnification claim set forth in a Claim Notice) shall be final, binding, and conclusive upon the parties to this Agreement.  Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s).  Within 30 days of a decision of the arbitrator(s) requiring payment by one Party to another, such Party shall make the payment to such other Party, including any distributions out of the Escrow Fund, as applicable (and with respect to any such decision of the arbitrator(s) requiring payment by an Indemnifying Party to an Indemnified Party, such Indemnifying Party shall make the payment to such Indemnified Party, subject to Section 7.4 and Section 7.6 within such thirty (30) day period).

(d) Other Relief.  The parties to the arbitration may apply to a court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim relief, as necessary, without breach of this arbitration provision and without abridgement of the powers of the arbitrator(s).

(e) Costs and Expenses.  Subject to Section 12.15, the parties agree that each Party shall pay its own costs and expenses (including counsel fees) of any such arbitration, and each Party waives its right to seek an order compelling the other Party to pay its portion of its costs and expenses (including counsel fees) for any arbitration.

12.3 Notices.  All notices and other communications hereunder will be in writing and will be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next Business Day when sent by overnight courier or on the third Business Day after being sent when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a Party as will be specified by like notice):

(1)     If to Seller, to:

Ganeden Biotech, Inc.
5915 Landerbrook Drive
Suite 304
Mayfield Heights, Ohio  44124
Attention: Andrew Lefkowitz, President and CEO
Telecopy: (440) 229-5240

and an additional copy (which will not constitute notice to Seller) to:

Benesch, Friedlander, Coplan & Aronoff LLP
2300 BP Tower
200 Public Square
Cleveland, Ohio  44114
Attention:  Ira C. Kaplan
Telecopy:  (216) 363-4588

(2)     If to Purchaser to:
Schiff Nutrition Group, Inc.
2002 South 5070 West
Salt Lake City, Utah 84104
Attention: General Counsel
Telecopy: (801) 972-6532

and an additional copy (which will not constitute notice to Purchaser) to:

Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, California 94304
Attention: Marty Korman
 Todd Cleary
Telecopy:  (650) 493-6811

(2)     If to Escrow Agent to:

U.S. Bank National Association
One California Street, Suite 1000
San Francisco, Ca 94111
Attention: Alan Maravilla , Vice President
Phone:  (415) 273-4512
Telecopy:  (415) 273-4590

12.4 Amendments.

(a) This Agreement may be amended, superseded, canceled, renewed, or extended, and the terms hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the Party against whom the waiver is to be effective.  Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable Law (i) no claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party, (ii) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given, and (iii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

(b) A failure or omission of any Party to insist, in any instance, upon strict performance by another Party of any term or provision of this Agreement or to exercise any of its rights hereunder will not be deemed a modification of any term or provision hereof or a waiver or relinquishment of the future performance of any such term or provision by such Party, nor will such failure or omission constitute a waiver of the right of such Party to insist upon future performance by another Party of any such term or provision or any other term or provision of this Agreement.

12.5 Entire Agreement.  This Agreement, together with the Disclosure Schedules, all Exhibits and Schedules hereto and the documents, agreements, certificates and instruments referred to herein and therein, constitutes the entire agreement between the parties hereto and with respect to the subject matter hereof and supersedes all prior representations, warranties, agreements,  and understandings, oral or written, with respect to such matters and other than any written agreement of the parties that expressly provides that it is not superseded by this Agreement.

12.6 Headings; Interpretation.  The headings in this Agreement are intended solely for convenience of reference and will be given no effect in the construction or interpretation of this Agreement. Unless the context otherwise requires, the singular includes the plural, and the plural includes the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.”

12.7 No Assignment; Binding Effect.  This Agreement is not assignable by any Party without the prior written consent of the other Party.  This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.8 Invalidity.  In the event that any provision of this Agreement is declared to be void or unenforceable, the remainder of this Agreement will not be affected thereby and will remain in full force and effect to the extent feasible in the absence of the void and unenforceable declaration. The parties furthermore agree to execute and deliver such amendatory contractual provisions to accomplish lawfully as nearly as possible the goals and purposes of the provision so held to be void or unenforceable.

12.9 Counterparts.  This Agreement may be executed in multiple counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

12.10 Incorporation by Reference.  The Disclosure Schedules and other Schedules and Exhibits and the documents referenced therein constitute integral parts of this Agreement and are hereby incorporated by reference herein.

12.11 Time of the Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.12 Specific Performance.  The parties agree that irreparable damages would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and each of the parties will be entitled to specific performance of the terms hereof or injunctive relief, in addition to any other remedy at law or in equity that may be available under applicable Law (it being understood that the foregoing clause shall not be deemed to modify any limitations on remedies specifically provided for elsewhere herein).  The parties hereto shall be entitled to bring any claim for injunctive relief before the Delaware Chancery Court or any Federal court, or should no such court accept jurisdiction, any court of competent jurisdiction, notwithstanding the provisions of Section 12.2.

12.13 No Third Party Beneficiaries.  Except for Article 7 as provided therein, the terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and permitted assigns, and it is not the intention of the parties hereto to confer third party beneficiary rights upon any other Person.

12.14 Facsimile Signature.  Any facsimile signature attached hereto will be deemed to be an original and will have the same force and effect as an original signature.

12.15 Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party hereto will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby.   Notwithstanding the foregoing, each of Seller and Purchaser agrees to pay one-half (1/2) of all Transfer Taxes, and the Parties shall use commercially reasonable efforts to minimize the amount of any Transfer Taxes, including by providing appropriate documentation in connection with any available exemption from or reduction in the amount of such Transfer Taxes.  Notwithstanding the foregoing, Purchaser shall bear all reasonable and documented costs and expenses associated with Seller’s compliance with Section 6.10; provided, further, that in connection therewith, Seller shall not incur costs or expenses in excess of $50,000 in the aggregate without the prior written consent of Purchaser, which consent shall not be unreasonably withheld.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties, intending legally to be bound, have caused this Asset Purchase Agreement to be duly executed and delivered as of the day and year first herein above written.

SELLER:

GANEDEN BIOTECH, INC.

By:	/s/ Andrew Lefkowitz

Name:	Andrew Lefkowitz
Title:	President & CEO

PURCHASER:

SCHIFF NUTRITION GROUP, INC.

By:	/s/ Tarang P. Amin

Name:	Tarang P. Amin
Title:	President and Chief Executive Officer

ESCROW AGENT:

U.S. Bank

By:	/s/ Alan T. Maravilla

Name:	Alan T. Maravilla
Title:	Vice President